Exhibit 99.2

SHARE AND ASSET PURCHASE AGREEMENT

BY AND AMONG

AUSTRALIA’S BUSHMAN TANKS PTY LTD ACN 010 928 168

DOUGLAS ROBIN YOUNG, RICHARD JAMES YOUNG, LOKAN NOMINEES PTY LTD ACN 054 849 160 AND LENBRIDGE GRANGE PTY LTD ACN 086 149 439, BELSIASUN PTY LTD ACN 057 742 391 and ELCARVA PTY LTD ACN 057 742 533 THE HOLDERS OF ALL THE OUTSTANDING SHARES OF BUSHMANS GROUP PTY LTD
ACN 090 744 022, HOLD-ON INDUSTRIES AUSTRALIA PTY LTD ACN 074 185 461, AUSTRALIAN BUSHMAN TANKS PTY LTD. ACN 058 504 108, AND POLYRIB TANKS PTY LTD ACN 062 942 661

CHANNELL COMMERCIAL CORPORATION

CHANNELL BUSHMAN PTY LIMITED

ACN 109 821 614

THIS SHARE AND ASSET PURCHASE AGREEMENT (“Agreement”) dated as of July 14, 2004 is by and among

Australia’s Bushman Tanks Pty Ltd. ACN 010 928 186, an Australian proprietary limited company (“Australia’s Bushman”, the “Asset Seller”).

Douglas Robin Young, Richard James Young, Lokan Nominees Pty Ltd ACN 054 849 160 and Lenbridge Grange Pty Ltd ACN 086 149 439 Belsiasun Pty Ltd ACN 057 742 391 and Elcarva Pty Ltd ACN 057 742 533 the holders of all the outstanding shares of Bushmans Group Pty Ltd ACN 090 744 022, Hold-On Industries Australia Pty Ltd ACN 074 185 461, Australian Bushman Tanks Pty Ltd. ACN 058 504 108, and Polyrib Tanks Pty Ltd ACN 062 942 661 (collectively the “Selling Shareholders”) on the one hand,

And

Channell Commercial Corporation, a Delaware corporation (“Holding”), and Channell Bushman Pty Limited ACN 109 821 614(“Buyer”), on the other hand.

WHEREAS, the Business is operated through Asset Seller and each of Bushmans Group Pty Ltd.  ACN 090 744 022, an Australian proprietary limited company (“Bushmans”), Hold-on Industries Australia Pty Ltd. ACN 074 185 461, an Australian proprietary limited company (“Hold-on”), Polyrib Tanks Pty Ltd. ACN 062 942 661, an Australian proprietary limited company (“Polyrib”)_and Australian Bushman Tanks Pty Ltd ACN 058 504 108 an Australian proprietary limited company (“Australian Bushman”, and together with Bushmans, Hold-On and Polyrib, the “Target Companies”);

WHEREAS, Buyer desires to purchase the Business by acquiring all of the outstanding shares in Target Companies (the “Shares”) and certain of the assets of Asset Seller in exchange for the Purchase Price;

WHEREAS, Selling Shareholders own and desire to sell to Buyer, and Buyer desires to purchase from Selling Shareholders, all of the Shares; and

WHEREAS, Asset Seller desires to sell to Bushmans the Purchased Assets used or held for use in the Business;

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01                           Definitions.  As used herein, the following terms have the meanings set forth below:

“2004 Accounts”:  as defined in Section 7.09.

i

“ABN”: as defined in Section 4.10.

“Accounting Principles”:  (1) the accounting standards applicable for the purposes of Australia’s Corporations Act of 2001, (2) the requirements of Australia’s Corporations Act of 2001 for the preparation and content of financial statements, director reports and auditor reports and (3) generally accepted and consistently applied accounting principles and practices in Australia, except those inconsistent with the standards or requirements referred to in (1) and (2) above.

“Affiliate”:  any individual, corporation, partnership or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the party specified.

“Agreement”:  as defined in the preamble.

“Ancillary Agreements”:  the Escrow Agreement.

“ASIC” means Australian Securities and Investment Commission.

“Asset Purchase Price”:  as defined in Section 2.06A.

“Asset Seller”: as defined in the preamble.

“Australia’s Bushman”:  as defined in the preamble.

“Australian Bushman”:  as defined in the preamble.

“Average Warranty Expense”:  as defined in Section 2.05A(a).

“Balance Sheet”:  as defined in Section 4.09(a).

“Bushmans”:  as defined in the preamble.

“Business”:  the business of manufacturing and selling products, including, without limitation, products containing polyethylene rotomoulded plastic as conducted by the Target Companies and Asset Seller historically and as of the date hereof.

“Business Day”:  any day other than a day on which The Nasdaq Stock Market Inc.’s National Market is closed or a day which is a Saturday or Sunday or a gazetted public holiday in Brisbane or Sydney, Australia.

“Buyer”:  Channell Bushman Pty Limited.

“Buyer Indemnitee” or “Buyer Indemnitees”:  as defined in Section 11.02.

“Buyer’s Representative”: as defined in Section 1.04

“Buyer’s Australian Lawyer”: Baker & McKenzie or such other firm as notified by Buyer’s Representative to Seller’s Representative from time to time.

“CGT”:  capital gains tax as defined in the Income Tax Assessment Act 1997 or any like tax.

“Cash Purchase Price”:  as defined in Section 2.06(a).

“Closing”:  the consummation of the purchase and sale of the Shares and Purchased Assets pursuant to this Agreement.

“Closing Accounts”:  the consolidated unaudited income statement and balance sheet of the Target Companies and Asset Seller as at immediately prior to Closing, prepared on a basis consistent with the Sellers’ Accounting Principles and the Management Accounts, and:

(a)                                   consolidated on the same basis as for the preparation of the Management Accounts;

(b)                                  not including any liabilities owing to the Asset Seller arising from the Asset Purchase Price remaining outstanding;

(c)                                   excluding the cash equivalent of the Asset Purchase Price in the Asset Seller if the Asset Purchase Price has been paid;

(d)                                  where the pay-out values for Interest Bearing Debt is different to their balance sheet values, then the pay-out values will be used;

(e)                                   the inventory will be valued using the manufacturing rate set for the 2004 Accounts;

(f)                                     all Related Party Balances which are assets will be valued at zero.

“Closing Date”:  the date the Closing takes place, as set forth in Section 3.01.

“Closing Statement”:  a statement in the form of the Proforma Closing Statement and determined in accordance with Section16:

(a)                                                         describing values immediately prior to Closing for:

(i)                                                      Working Capital;

(ii)                                                   Related Party Balances;

(iii)                                                Interest Bearing Debt;

(iv)                                               the Share Purchase Price Adjustment; and

(v)                                                  the Share Purchase Price; and

(b)                                                        incorporating the Closing Accounts.

“Competing Transaction”:  any of the following involving a Target Company, or Asset Seller (in each case, excluding transactions relating solely to Excluded Assets and Excluded Liabilities):  (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any material portion of the assets of any of Target Companies or Asset Seller in a single transaction or series of transactions; (iii) any direct or indirect acquisition of more than 10% of the shares of any Target Company outstanding as of the date of such acquisition; or (iv) any other material equity investment in a Target Company.

“Confidential Information”: as defined in Section 10.01(a).

“Constitution”: as defined in Section 4.02.

“Contracts”:  the contracts to which the Contract Rights relate, including the Property Leases.

“Contract Rights”:  as defined in Section 2.02(f).

“Core Warranties”:  the representations and warranties contained in and made pursuant to Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.08, Section 4.11, Section 4.21, Section 4.22, Section 5.01 and Section 5.02.

“Costs”:  as defined in Section 11.02(b).

“Damages”:  as defined in Section 11.02(b).

“Data Room Information”:  as defined in Section 4.21, and which information has been burnt onto a CD and initialed by the Buyer’s Representative and the Seller’s Representative for the purposes of identification.

“Debt” means an amount owing from one party to the other under an award of a court of competent jurisdiction or arising from a compromise, agreement or settlement between those parties as agreed in writing between Buyer’s Representative and Seller’s Representative.

“Deferred Payment Date”:  the date two Business Days after final determination of the Closing Statement under Section 16.

“Disclosure Schedule”:  the disclosure schedules attached to this Agreement.

“Dollars” and “$”:  Australian dollars.

“Earn-Out Payment”:  as defined in Section 2.06(c).

“Earn-Out Period”:  as defined in Section 2.06(d).

“Employees”:  the employees of Asset Seller engaged in the Business other than the Excluded Employees.

“Encumbrances”:  any lien, claim, charge, security interest, option, mortgage, pledge, limitations on voting rights, or other legal or equitable encumbrance.

“Environmental Costs”:  any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause the Target Companies and the Business to come into compliance with Environmental Laws), investigation costs, losses, liabilities, obligations and damages (including, without limitation, any actual, damages and civil or criminal fines and penalties) arising out of or relating to or resulting from any Environmental Matters.

“Environmental Laws”: all Australian federal, state and local laws, statutes, rules and regulations governing Environmental Matters.

“Environmental Matters”:  any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, and any matters relating to emissions, discharges, releases or threatened releases, of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits”:  as defined in Section 4.25.

“Escrow Agreement”:  the escrow agreement in substantially the form attached as Exhibit 1 to be entered into as of the Closing Date by and between the Buyer, the Selling Shareholders, the Asset Seller and the Buyer’s Australian Lawyers regarding, amongst other things, the account to be established under Section 11.06(f).

“Excluded Assets”:  as defined in Section 2.03 and which, for the avoidance of doubt, do not include the assets listed in Exhibit 4 unless they are specifically referred to in Schedule 2.03.

“Excluded Employees”:  as defined in Section 7.13.

“Excluded Liabilities”:  as defined in Section 2.05.

“Excluded Matters”:  as defined in Section 11.01.

“Excluded Products”:  any products containing polyethylene rotomoulded plastic and which are:

(a)                                 boats;

(b)                                pontoons;

(c)                                 contaminated water treatment plants (including grey water treatment, home treatment, run-off water treatment and washdown bays); and

(d)                                equipment for fish farming and aquaculture including raceways,

but in no case shall such products include storage tanks, except for those tanks shown in the diagrams in Schedule 1.01 or which have a function the same as such tanks .

v

“Expert”:  the person selected pursuant to Section 14.04.

“Financial Statements”:  as defined in Section 4.09(a), and includes any updated financial information delivered pursuant to Section 7.09.

“Final Termination Date”:  as defined in Section 9.01(b).

“Fiscal 2005 Sales Target”:  as defined in Section 2.06(d)(i).

“Fiscal 2006 Sales Target”:  as defined in Section 2.06(d)(ii).

“Future Amounts Determination”:  as defined in Section 14.01

“Governmental Body”:  any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency or instrumentality thereof, or any court or arbitrator, whether federal, state, local, foreign or otherwise.

“GST”:  goods and services tax as defined in Australia’s New Tax Systems (Goods and Services Tax) Act 1999 or any like tax.

“Hazardous Substances”:  any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes constituents or chemicals (including, without limitation, petroleum or any by-products thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls and equipment containing polychlorinated biphenyls, radon and other radioactive elements, infections, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Holding”:  as defined in the preamble.

“Holding Common Stock”: the common stock of Holding.

“Hold-on”:  as defined in the preamble.

“Income Tax Assessment Act”:  Australia’s Income Tax Assessment Act, 1936 (Cth) and the Income Tax Assessment Act, 1997 (Cth).

“Intellectual Property”:

(i)                                     all trademark rights (whether registered or unregistered), business identifiers, service marks, trade names, business names and brand names used in the Business;

(ii)                                  all copyrights used in the Business and all other rights associated therewith and the underlying works of authorship;

(iii)                               all contracts or agreements granting any right, title, license or privilege relating to the intellectual property rights of any third party used in the Business, to the extent assignable; and

(iv)                              all patents, inventions, discoveries, improvements, designs, know how, trade secrets and all other types of intellectual property used in the Business.

“Interest Bearing Debt”:  the aggregate of the amounts of the following line items, as disclosed in the Closing Accounts determined in accordance with Section 16 (with amounts which are included as liabilities in the Closing Accounts to be deducted from amounts included in the Closing Accounts as assets):

(a)                                   Short term debt;

(b)                                  Current maturities of capital leases;

(c)                                   Long term debt, less current maturities;

(d)                                  Capital lease obligations, less current maturities.

“Key Employees”:  the employees listed in Schedule 8.02(m).

“Knowledge”:  an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)                                   such individual is actually aware of such fact or other matter; or

(b)                                 a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of business.  A party will be deemed to have “Knowledge” of a particular fact or other matter if an individual who is serving as a director of such party has Knowledge of such fact or other matters.

“Leased Property”:  as defined in Section 4.12.

“Losses”:  as defined in Section 11.02(a).

“Management Accounts”:  the consolidated unaudited income statement and balance sheet of the Target Companies and Asset Seller, as at and for the period ended 30 April 2004, a true copy of which is set out in Exhibit 5.

“Material Adverse Effect”:  any effect or change materially adversely affecting the business, results of operations, financial condition or future prospects of the Target Companies or the Business taken as a whole, excluding:

(a)                                  any effect or change generally affecting the industry in which the Target Companies operate, and

(b)                                 any effect or change resulting from any change in law or Accounting Principles, which affect generally entities such as the Target Companies.

“Net Sales”:  as defined in Section 2.06(c)(i).

“Non-assignable Contract”: as defined in Section 7.11.

“Ongoing Liabilities”: as defined in Section 2.05).

“Permitted Encumbrances”:  as defined in Section 4.11.

“Permitted Products”:  as defined in Section 10.01(d).

“Person”:  an individual, corporation, partnership, trust, other entity or unincorporated organization or a government or any agency or political subdivision thereof.

“Plant and Equipment”:  all fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, vehicles and other tangible assets used in the Business.

“Property Leases”:  the leases and licenses held for the Leased Property.

“Polyrib”:  as defined in the preamble.

“Proforma Closing Statement”:  the form of completion statement set out in Schedule Exhibit 6.

“Promissory Note”: as defined in Section 2.06(a).

“Purchase Price”:  the aggregate of the Share Purchase Price and the Asset Purchase Price.

“Purchased Assets”:  as defined in Section 2.02.

“Related Party Balances”:  the aggregate of the amounts of the following line items, as disclosed in the Closing Accounts determined in accordance with Section 16 (with amounts which are included as liabilities in the Closing Accounts to be deducted from amounts included in the Closing Accounts as assets):

(a)                                   Receivables, related parties;

(b)                                  Notes receivable, related parties;

(c)                                   Accounts payable, related parties;

(d)                                  Notes payable, related parties.

For the avoidance of doubt, Related Party Balances excludes balances that are receivable or payable between Target Companies or between Target Companies and the Asset Seller and which are eliminated in preparing the Closing Accounts.

“Restricted Shares”:  that number of shares of Holding Common Stock determined by dividing $1,000,000 (Australian), or such lesser amount of cash as determined by Buyer in its sole discretion pursuant to Section 2.06, by the average closing price of Holding Common Stock on The Nasdaq Stock Market Inc.’s National Market for the trading days included within the thirty day calendar period ending on the Business Day immediately prior to the Closing Date.

“Retained Amount”:  as defined in Section 11.06(f).

“Retained Purchase Price” means the amount of $1,000,000 (Australian) to be paid in lieu of the delivery of Restricted Shares under clause 2.06(b).

“Retention Agreement”: an agreement substantially in the form set out in Exhibit 2A.

“Section 14 Dispute Notice”:  as defined in Section 14.01.

“Section 16 Dispute Notice”:  as defined in Section 16.03(a).

“Seller Indemnitee” or “Seller Indemnitees”:  as defined in Section 11.03.

“Sellers’ Accountant”:  Chris Young.

“Sellers’ Accounting Principles”:  the accounting principles and practices applied by the Target Companies and Asset Seller in preparing monthly management accounts (including the Management Accounts) utilizing existing accounting software.

“Seller’s Representative”: as defined in Section 1.03.

“Selling Shareholders”:  as defined in the preamble.

“Selling Shareholders’ Lawyers”: Macrossans Lawyers or such other firm as notified

“Share Purchase Price”: as defined in Section 2.06.

“Share Purchase Price Adjustment”:  the aggregate of the following amounts:

(a)                                the difference between the Working Capital and $2,288,714 (which may be a negative number);

(b)                               the difference between the Related Party Balances and $91,413 (which may be a negative number); and

(c)                                the difference between the Interest Bearing Debt and (- $2,651,497) (which may be a negative number).

“Shares”: as defined in the preamble.

“Stock”: all raw materials, supplies, packaging and containers, work in progress, finished products, parts and components and other inventory of the Business.

“Target Companies”: as defined in the preamble, and

“Target Company” means any one of them.

“Tax or Taxes”:  all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales,

use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, stamp and transaction duty or property taxes, together with any interest or penalties imposed with respect thereto.

“Tax Claim”: a written notice of, or demand for, Tax payable to a Governmental Body, including an assessment or deemed assessment claim, which may give rise to a claim under the warranty set out in Section 4.10 of the Agreement.

“Tax Proceedings”: any dispute of a Tax Claim, including all negotiations, correspondences, compromises, settlements and other dealings with the relevant Governmental Body in relation to a Tax Claim.

“Transferred Employees”:  Employees who accept Bushmans’ offer of employment and are to be engaged by Bushmans from and after the Closing Date.

“Working Capital”:  the aggregate of the amounts of the following line items, as disclosed in the Closing Accounts determined in accordance with Section 16 (with amounts which are included as liabilities in the Closing Accounts to be deducted from amounts included in the Closing Accounts as assets):

(a)                                       Cash;

(b)                                      Receivables, net;

(c)                                       Inventories;

(d)                                      Other current assets;

(e)                                       Accounts Payable

(f)                                         Dividends payable.

1.02                           Liability Sharing

(a)                                 Subject to Section 1.02(c), a warranty, representation, covenant or obligation given or entered into by more than one person binds them severally only and does not bind them jointly.

(b)                                The several liability of the Selling Shareholders and the Asset Seller is in proportion to the percentages set out in Schedule 3.04 (which represents the proportion of the Purchase Price to be received by each of those parties).

(c)                                 Where there is an amount in cash or Restricted Shares standing to the credit of the trust account referred to in Section 11.06(f) and that amount is available to satisfy a Debt, the recipient of any amount to satisfy that Debt is not obliged to pay to or account to any Selling Shareholder or Asset Seller if any portion of the amount received is in excess of that Selling Shareholder’s or Asset Seller’s share of that Debt determined in accordance with this Section 1.02.  In that case, the Selling Shareholders or Asset Sellers (as the

x

case may be) sole remedy is against the remaining Selling Shareholders and Asset Seller.

1.03                           Seller’s Representative. For all purposes of this Agreement the Selling Shareholders and the Asset Seller appoint Douglas Young as their representative and agent to act on their behalf in all negotiations and discussions, to receive and to give notices and to give and receive consents as may be required from time to time. The Buyer and Holding are entitled to rely on any notice or consent given by Douglas Young as given by, and binding on, the Selling Shareholders and the Asset Seller. The Selling Shareholders and the Asset Seller may, by notice in writing to the Buyer’s Representative, replace Douglas Young as their representative for the purposes of this Section 1.03.

1.04                           Buyer’s Representative. For all purposes of this Agreement the Buyer and Holding appoint Andrew Waudby as their representative and agent to act on their behalf in all negotiations and discussions, to receive and to give notices and to give and receive consents as may be required from time to time. The Selling Shareholders and Asset Seller are entitled to rely on any notice or consent given by Andrew Waudby as given by, and binding on, the Buyer and Holding.  The Buyer may, by notice in writing to the Seller’s Representative, replace Andrew Waudby as their representative for the purposes of this Section 1.04.

ARTICLE 2

PURCHASE AND SALE OF SHARES AND ASSETS

2.01                           Terms of Purchase and Sale.  On the terms and subject to the conditions of this Agreement, Asset Seller, Buyer and Selling Shareholders (severally with respect to the Shares to be sold by each of them, and not jointly) agree that, simultaneously at the Closing:

(a)                                  Selling Shareholders shall sell, assign, transfer and convey to Buyer the Shares listed on Schedule 2.01 free and clear of any and all Encumbrances whatsoever.

(b)                                 Asset Seller shall sell, assign, transfer and deliver to Bushmans, free and clear of any and all Encumbrances (except Permitted Encumbrances), all of the Purchased Assets.

(c)                                  In exchange for the Shares listed on Schedule 2.01 and the Asset Seller transferring the Purchased Assets, Buyer and Holding shall pay or cause to be paid the Share Purchase Price (including where relevant the issue of the Restricted Shares) and the Asset Purchase Price and assume the Purchased Liabilities.

2.02                           Purchased Assets.  The assets to be conveyed to Bushmans by Asset Seller (the “Purchased Assets”) are the following:

(a)                                  Pre-paid expenses of Asset Seller relating to the Purchased Assets and the Business;

(b)                                 All accounts and notes receivable of Asset Seller relating to the Business (whether current or non-current);

(c)                                  Benefit as lessee of all real property leases or subleases or rights of occupation by Asset Seller used in connection with the Business;

(d)                                 All leasehold improvements and all equipment (including all office equipment), computers, fixtures, supplies, trade fixtures, tools, furniture and other personal property and inventory owned by Asset Seller and associated with the Business wherever located and all warranties relating thereto;

(e)                                  All right, title and interest of Asset Seller in, to and under all licenses, permits, orders, certificates or approvals relating to the Business;

(f)                                    All right, title and interest of Asset Seller in, to and under all contracts, purchase orders, leases, agreements, commitments, guaranties, warranties and all other legally binding arrangements, whether oral or written, to which Asset Seller is a party or by which Asset Seller is bound that relate to the Business and are listed on Schedule 4.14  (all such contract rights described in this Section 2.02(f) are collectively referred to as the “Contract Rights”);

(g)                                 All Intellectual Property of Asset Seller;

(h)                                 All rights, claims and causes of action of Asset Seller relating to the Business or the Purchased Assets;

(i)                                     Copies of books of account, general, financial and accounting records as requested by Buyer and all original personnel records, files, invoices, customers and suppliers lists (relating to both current and potential customers and/or suppliers) and other data owned or used by Asset Seller relating to the Purchased Assets as requested by Buyer;

(j)                                     Asset Seller’s right to receive and retain mail, payments and other communications relating to the Business;

(k)                                  With respect to Asset Seller, the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing, including, but not limited to, all past and current customer proposals or quotations relating to the Business;

(l)                                     All advertising, marketing and promotional materials and other printed or written materials of Asset Seller relating to the Business;

(m)                               All telephone numbers used by Asset Seller relating to the Business;

(n)                                 Goodwill of the Asset Seller in the Business;

(o)                                 Stock and Plant and Equipment owned or leased by the Asset Seller; and

(p)                                 All other assets of Asset Seller relating to the Business, other than the deferred tax assets and Excluded Assets as defined in Section 2.03.

2.03                           Excluded Assets.  Assets relating to the Business and not either being purchased by Bushmans pursuant to this Agreement or retained by the Target Companies or being purchased by Bushmans pursuant to this Agreement or retained by the Target Companies and being transferred to the Selling Shareholders or related entities shall be referred to herein as the “Excluded Assets” and are:

(a)                                  The assets (including the related party assets) identified as “Excluded Assets” in Schedule 2.03; and

(b)                                 All of the share registers and minute books of Asset Seller and similar corporate records required by law to be retained by Asset Seller.

Buyer acknowledges that Selling Shareholders and Asset Seller may retain copies of all financial and corporate records of the Target Companies and relating to the Purchased Assets and Buyer shall cause to be made available to Selling Shareholders or Asset Seller the original records if required for production in any legal or arbitral proceedings or if required by any Governmental Body.

2.04                           Obligations and Liabilities Assumed.  Bushmans shall assume the following obligations and liabilities of the Asset Seller (the “Purchased Liabilities”):

(a)                                  All liabilities of the Asset Seller of a type disclosed in the balance sheet of the Asset Seller which is included in the Management Accounts, other than liabilities representing provision for income tax and deferred income tax;

(b)                                 All Contract Rights assigned to Bushmans pursuant to Section 2.02(f) and more particularly described on Schedule 4.14;

(c)                                  All liabilities incurred in the ordinary course of business in relation to the Purchased Assets consistent with past practice and in compliance with Section 7.02 from the date hereof through the Closing Date; and

(d)                                 Liabilities in relation to Transferred Employees pursuant to Section 7.11(c).

Buyer shall not assume and the Target Companies shall not assume or be responsible for any obligations of the Asset Seller except for the Purchased Liabilities.

2.05                           Obligations and Liabilities Not Assumed.  The following obligations or liabilities (the “Excluded Liabilities”) shall remain the responsibility of the Selling Shareholders (either directly or pursuant to indemnification as provided in Article 11 hereof):

(a)                                  Obligations or liabilities associated with the violation of, or default under or breach of, any contract, lease, agreement or other arrangement, including, without limitation, those listed on Schedule 4.14, on or before the Closing Date subject to Article 2.05A;

(b)                                 Obligations or liabilities associated with the debt or related party obligations of the Target Companies not taken into account in the Closing Accounts as Related Party Balances or Interest Bearing Debt;

(c)                                  any other obligation or liability which has not been incurred in the ordinary course of business consistent with past practice and in compliance with Section 7.02 from the date hereof through the Closing Date.

Buyer agrees that the Target Companies shall remain responsible for the discharge of all liabilities taken into account in the Closing Accounts as Related Party Balances or Interest Bearing Debt (“Ongoing Liabilities”) and that the Ongoing Liabilities are not Excluded Liabilities.

2.05A                 Manufacturer’s Warranty

(a)                                  Subject to Section 11.06(b), Selling Shareholders indemnify the Buyer and the Target Companies on demand for any costs, losses, damages or expenses incurred or suffered by the Target Companies arising:

(i)                                     from any obligations or liabilities of the Target Companies associated with any product guarantee or warranty, including any fix or replace guarantee, arising out of any product which was manufactured by a Target Company or Asset Seller prior to Closing; and

(ii)                                  in relation to any inaccuracies, misstatements or misrepresentations in any warranty documents, brochures, advertising or marketing materials provided to any third party by the Target Companies or Asset Seller prior to Closing; and which arises, is asserted, maintained or becomes payable at any time prior to the fifth anniversary of the Closing, to the extent the expense or accrual (including relevant labour costs of Target Company employees) associated with such guarantees, warranties, inaccuracies, misstatements or misrepresentations during any given year after Closing up to the fifth anniversary date of the Closing exceeds $737,964 (Australian) (“Average Warranty Expense”).  The Average Warranty Expense has been calculated on the basis disclosed in Schedule 2.05A.

(b)                                 Any demand made under Article 2.05A(a):

(i)                                     must be made in writing;

(ii)                                  can be made and enforced by the Buyer for and on behalf of the Target Companies; and

(iii)                               must be made in respect of each 12 month period ending on an anniversary of the Closing up to and including the fifth anniversary.

(c)                                  If the aggregate of the obligations or liability for products manufactured by a Target Company in any of the five years after Closing is less than the Average Warranty Expense, the Buyer agrees to pay the Selling Shareholders 50% of the difference.  Any such payment which relates to:

(i)                                     the fourth or fifth years after Closing must be made to the Selling Shareholders promptly following the fourth or fifth anniversary of the Closing (as appropriate); or

(ii)                                  the first, second or third years after Closing must be held in the trust account of the Buyer’s Australian Lawyers pursuant to Section 11.06(f).

(d)                                 For the purpose of this Article 2.05A, the Selling Shareholders are only liable to the extent that the payment is made consistent with the business practices in place prior to Closing (as varied by the procedures or assumptions implicit in the calculations disclosed in Schedule 2.05A) and in particular does not include ex gratia payments made without liability being established and the Buyer must make available to Selling Shareholder all information relating to warranty claims and turnover until the liability of Selling Shareholder is extinguished and all payments under this clause 2.05A have been made.

2.06                           Share Purchase Price.  The Buyer will pay to Selling Shareholders an amount for the Shares determined in accordance with this Section 2.06 and Section 16 (the “Share Purchase Price”).

(a)                                  At Closing, Buyer will pay to Selling Shareholders an amount of cash equal to $19,560,319 (“Cash Purchase Price”) in the manner set forth by written instruction of the Selling Shareholders at least one Business Day prior to the Closing together with a promissory note signed by the Buyer for a face value of $922,211 plus GST payable to bearer (“Promissory Note”);

(b)                                 At Closing or as soon as practicable thereafter, Holding will deliver to Buyer’s Australian Lawyers in accordance with Section 11.06(e) share certificates representing the Restricted Shares provided that Buyer may elect (by notice in writing to Selling Shareholders prior to Closing) in its sole discretion to make a cash payment of up to $1,000,000 (Australian) to the trust account of the Buyer’s Australian Lawyers in accordance with Section 2.09, in lieu of the delivery of Restricted Shares to the same value;

(c)                                  In addition to the foregoing, Selling Shareholders are eligible to receive from Buyer deferred payments, to the extent earned, of $1,000,000 (Australian) each year (the “Earn-Out Payments”) in accordance with sub-clause (d),  subject to the provisions set forth below:

(i)                                     “Net Sales” means, with respect to the Business, gross sales (exclusive of GST) less returns, allowances and discounts, determined in accordance with the Accounting Principles and as reported in Target Companies’ financial statements which are maintained using the same Accounting Principles as used by the Target Companies prior to Closing.

(d)                                 Selling Shareholders are eligible to receive up to two Earn-Out Payments, one for each fiscal year ending June 30 2005 and June 30 2006 (each, an “Earn-Out Period”).

(i)                                     The Earn-Out Payment for fiscal 2005 will be paid only if Net Sales for fiscal 2005 are at least $45,650,000 (Australian) (the “Fiscal 2005 Sales Target”).

(ii)                                  The Earn-Out Payment for fiscal 2006 will be paid only if Net Sales for fiscal 2006 are at least $50,215,000 (Australian) (the “Fiscal 2006 Sales Target”).

(iii)                               If the Earn-Out Payment for fiscal 2005 is not paid because the Fiscal 2005 Sales Target is not met, but Net Sales for the two-year fiscal period ending June 30, 2006 are at least $95,865,000 (Australian), the Earn-Out Payment for fiscal 2005 will be payable and shall be paid at the same time the Earn-Out Payment for fiscal 2006 is paid.  Apart from the timing of the payment as previously described in this sub-clause (iii), the Earn-Out Payment, if any, for a particular Earn-Out Period is payable in cash within 30 days after the completion of the audit for such Earn-Out Period and will be paid into the trust account of the Buyer’s Australian Lawyers in accordance with Section 2.09.

(e)                                  During the Earn-Out Periods, Buyer agrees to:

A.                                   operate the Business in the ordinary course consistent with the past practices;

B.                                     maintain separate books and records for the Business in accordance with the Accounting Principles used by the Target Companies prior to Closing;

C.                                     permit Sellers’ Representative to have access to the books and records of the Business (including monthly financial statements) and to take copies of the books and records using electricity and equipment of the Buyer or its Affiliate.

(f)                                    The Earn-Out Payments may be set off or reduced to satisfy Debts payable to the Buyer by the Selling Shareholders or Asset Seller.

2.06A                 Asset Purchase Price.

At Closing, in addition to causing Bushmans to assume the Purchased Liabilities, Buyer will cause Bushmans to pay to Asset Seller the sum of $650,000 (Australian) for the Purchased Assets (the “Asset Purchase Price”) in the manner set forth by written instruction of Asset Seller at least one Business Day prior to the Closing.

2.07                           Closing Payments.  Subject to Section 2.09, at the Closing, Buyer shall pay or cause to be paid to Selling Shareholders and Asset Seller an amount of cash equal to the Cash Purchase Price and the Asset Purchase Price respectively,  and either Buyer will pay to the trust account of the Buyer’s Australian Lawyers the Retained Purchase Price or Holding shall deliver to the Buyer’s Australian Lawyers certificates representing the Restricted Shares or irrevocable instructions addressed to Equiserve, Holding’s transfer agent, authorizing and directing Equiserve to record the issue of the Restricted Shares and directing Equiserve to direct the certificates representing the Restricted Shares to be delivered to the Buyer’s Australian lawyers.  The cash payments by Buyer pursuant to this Section 2.07 shall be made by bank cheque or electronic transfer of immediately available funds.  Asset Seller and Selling Shareholders agree that neither Buyer nor Holding shall have any responsibility for the allocation of the Purchase Price and payment instructions reflected in the written instructions provided by the Selling Shareholders or the Asset Seller (as the case may be) pursuant to Section 2.06 and 2.06A, and that each of them, jointly and severally, shall indemnify Buyer and Holding and hold them harmless from and against any claim related to such allocation or payment instructions.

2.08                           Goods And Services Tax Definitions.  “Goods and Services Tax”, “GST” and any other terms defined in A New Tax System (Goods and Services Tax) Act 1999 and any associated legislation (the “GST Law”) have the same meaning when used in this Agreement.

(a)                                  All amounts set out in this Agreement are exclusive of any GST payable.

(b)                                 Solely for tax purposes, Asset Seller and Buyer agree that the supply (as defined in the GST Law) made by Asset Seller under this Agreement is of a going concern (as defined in the GST Law).

(c)                                  If, notwithstanding sub-clause (b), a taxable supply for the purposes of the GST Law is deemed to be made under this Agreement, the consideration for that taxable supply will be increased by an amount calculated as A x R.

where A  =  the consideration payable for the supply apart from this clause; and

R  =  the rate of GST applicable to the supply.

(d)                                 The recipient of a taxable supply must pay the increase in consideration calculated under clause (b) on the later of:

(i)                                     the day the consideration for the taxable supply is payable under this Agreement; and

(ii)                                  the day the supplier gives a tax invoice for the taxable supply to the recipient of the supply.

(e)                                  If at any time and for any reason a party’s registration under the GST Law is cancelled with effect from a date prior to a taxable supply being made by that party under this Agreement, the supplier must refund to the recipient of the supply any amount paid under clause (b).

(f)                                    This Section 2.08 does not merge on or by completion of this Agreement.

(g)                                 Each of the Asset Seller and the Buyer must be registered for GST purposes at Closing.

2.09                           Delivery of Share Certificates.  Notwithstanding any other provision of this Agreement but subject to the rights of the Buyer under Section 11.05(b), the Selling Shareholders and the Asset Seller irrevocably direct Holding to deliver to Buyer’s Australian Lawyers share certificates representing the Restricted Shares and direct the Buyer to pay the Retained Purchase Price (if applicable) and the following amounts up to a maximum aggregate amount of $2,000,000 (Australian) into the Buyer’s Australian Lawyer’s trust account :

(a)                                  the Earn-Out Payments; and

(b)                                 payments under Section 2.05A(c)(ii).

ARTICLE 3

CLOSING

3.01                           Closing.  Subject to the provisions of Article 9, the Closing shall take place at the offices of Selling Shareholders’ Lawyers on [30] July, 2004 at 10:00 a.m. local time or at such other time and place as the parties shall agree in writing (“Closing Date “), or, if the conditions to Closing set forth in Article 8 have not been satisfied by such date, as soon as practicable after such conditions have been satisfied.

3.02                           Deliveries by Asset Seller.  At the Closing, Asset Seller shall deliver to Bushmans possession of the Purchased Assets and:

(a)                                  A transfer for the Purchased Assets dated the Closing Date prepared by Buyer and appropriately completed;

(b)                                 Appropriate assignment documentation for leases of real property (if applicable) prepared by Buyer;

(c)                                  Consent of landlords of the leases to be obtained at the cost of the Selling Shareholders;

(d)                                 The various certificates and documents referred to in Section 8.02 below;

(e)                                  A certificate of the Secretary of the Asset Seller certifying:

(i)                                     copies of resolutions duly adopted by the board of directors, authorizing the sale of the Purchased Assets to Bushmans and the execution, delivery and performance of this Agreement and the transactions contemplated hereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing; and

(ii)                                  incumbency of the officers of the Asset Seller who execute this Agreement or any document or instrument to be delivered pursuant hereto; and

(f)                                    Evidence or copies of any consents, approvals, orders, qualifications, or waivers required pursuant to Section 8.01 below;

(g)                                 Executed and stamped originals of all Contracts and certificates of registration and other documents of title for the Intellectual Property; and

(h)                                 Assignments of the Intellectual Property of the Asset Seller (together with forms of transfer of business names and domain names) and any forms necessary to record and/or register the change of ownership of the Intellectual Property; assignments or novations of the Contracts; and transfer of ownership forms for any motor vehicles forming part of the Purchased Assets.

3.03                           Deliveries by Selling Shareholders.

(a)                                  At the Closing, each Selling Shareholder will deliver to Buyer:

(i)                                     transfers of the Shares to be prepared by the Buyer duly executed by the registered holders in favor of Buyer together with the share certificates representing the Shares,

(ii)                                  the various certificates and documents referred to in Section 8.02 below, and

(iii)                               the executed resignations of each of the directors and secretaries of the Target Companies effective from the close of the meetings described in sub-clause (b); and

(iv)                              proxies in relation to the Shares in each Target Company duly executed by the relevant Selling Shareholder appointing any director of the Buyer to be the Selling Shareholder’s proxy at any general meeting of each Target Company.

(b)                                 At the Closing, the Selling Shareholders will cause to be held a meeting of the directors of the Target Companies passing a resolution to :

(i)                                     approve the registration of the transfers of the Shares to Buyer;

(ii)                                  cancel the existing share certificates for the Shares and issue new share certificates of the Shares in favor of Buyer;

(iii)                               accept the resignations pursuant to sub-clause (a)(iii) and appoint those persons nominated by Buyer as directors and secretaries of the Target Companies at least 2 Business Days prior to Closing; and

(iv)                              appoint the new signatories to each Target Companies bank accounts and the revocation of existing authorities, and any other revocations and appointments, in accordance with the Buyer’s written direction.

(c)                                  At the Closing, the Selling Shareholders shall cause to be delivered to the Buyer a right of first refusal to lease the property at Lot 4, Registered Plan 901581 in Coonambelah in form and substance reasonably satisfactory to the Buyer.

(d)                                 At the Closing, Lokan Nominees Pty Ltd will deliver evidence satisfactory to the Buyer that it has terminated (without liability to any party) the licence agreement between itself and Polyrib in relation to use of the “Polyrib Tanks” trademarks and Bushmans Tanks business name in the Northern Territory, together with such transfer of the Business Name as may be required.

(e)                                  At the Closing, the Selling Shareholders shall cause to be delivered to the Target Companies receipts and acknowledgments duly signed by each relevant creditor in a form reasonably acceptable to the Buyer in relation to any Related Party Balances of such relevant creditor and which the Buyer has elected to discharge and does actually discharge at or before Closing together with the Promissory Note to discharge the obligations of the purchasers of the Excluded Assets to pay for those Excluded Assets in accordance with Section 7.10(c).

3.04                           Deliveries by Buyer.  At the Closing, Buyer or Holding shall:

(a)                                  Deliver to Selling Shareholders the Cash Purchase Price in the amount and in the manner set forth on Schedule 3.04;

(b)                                 Deliver to the Buyer’s Australian Lawyers share certificates representing the Restricted Shares (or irrevocable instructions in relation to the Restricted Shares in accordance with Section 2.07) or the Retained Purchase Price in accordance with Section 2.09;

(c)                                  Deliver to Selling Shareholders and Asset Seller the various certificates and documents referred to in Section 8.03 below;

(d)                                 Deliver to Selling Shareholders and Asset Seller a certificate of the Secretary or an Assistant Secretary of each of Holding and Buyer certifying”

(i)                                     copies of the resolutions of the applicable board of directors authorizing the purchase of the Shares and Purchased Assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby and attesting that such resolutions were adopted and are in full force and effect without amendment or modification at Closing; and

(ii)                                  incumbency of the officers of Holding and Buyer who execute this Agreement or any document or instrument to be delivered pursuant hereto;

(e)                                  Deliver to Selling Shareholders and Asset Seller evidence or copies of any consents, approvals, orders, qualifications, or waivers required pursuant to Section 8.01 below;

(f)                                    Cause Bushmans to pay the Asset Purchase Price;

(g)                                 Pay or cause to be paid the balances at Closing of those liabilities included in the Management Accounts as Interest Bearing Debt; and

(h)                                 Deliver the Excluded Assets to the Selling Shareholders (or as they direct) as stated in Section 7.10(c).

3.05                           Preparation of Transfer Documents.  The Buyer must prepare and deliver the transfer documents which it requires the Asset Seller and the Selling Shareholders to sign under clause 3.02 and 3.03 respectively to the Selling Shareholders’ Lawyers within a reasonable time prior to Closing to allow signing of those transfer documents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ASSET SELLER AND SELLING SHAREHOLDERS

Selling Shareholders and Asset Seller severally (subject to Section 1.02(c)) in the proportions set out in Schedule 3.04 (which represent the proportion of the Purchase Price to be received by each of those parties) represent and warrant to Buyer that the statements contained in this Article 4 are true and complete and not misleading as of the date of this Agreement and will be true and complete and not misleading as of the Closing Date (including as it relates to any updated information delivered pursuant to Section 7.09 and 7.10), except as fully and fairly set forth in the Disclosure Schedule or as otherwise specifically provided:

4.01                           Organization and Qualification.  Target Companies and Asset Seller consist of Australian proprietary limited companies duly organized, validly existing and in good standing under the laws of their respective states.  All actions and other proceedings required to be taken by Target Companies and Asset Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

4.02                           Constitutions.  The Selling Shareholders and Asset Seller will furnish to Buyer complete and correct copies of the constitution of each Target Company and Asset Seller as required under Article 8.02(g) (in each case, a “Constitution”), all of which are in full force and effect on that date.  Selling Shareholders are not aware of any violation of the provisions of the Constitutions.

4.03                           Capitalization; Validity of Shares; Issued Share Capital.

(a)                                  Schedule 4.03 lists all of Target Company issued shares.  All of Target Company issued and outstanding shares were and are duly authorized, validly issued, fully paid and non-assessable and not subject to, or were issued in compliance with, any preemptive rights created by statute, the Constitutions or any agreement to which Target Company was a party or is bound.  All legal requirements for the formation of Target Company and the issue of such shares have been fully complied with.

(b)                                 Schedule 4.03 lists all legal and beneficial holders of the shares of Target Company as of the date hereof, including the number of shares owned by each such holder, except where Schedule 4.03 identifies the holder as a trustee, in which case holder as trustee is the legal owner of the Shares and has all requisite authority and power under the trust deed constituting the trust so identified to enter into and perform this Agreement.

(c)                                  Except as otherwise contemplated by this Agreement and the Ancillary Agreements:

(i)                                     there are no options, convertible notes or other rights , agreements, arrangements or commitments of any character to which Selling Shareholder or Target Company is a party relating to the issued or unissued shares of, or other equity interests in, Target Company, or obligating Selling Shareholder or Target Company to grant, issue or sell any shares, or other equity interests in, Target Company, by sale, lease, license or otherwise;

(ii)                                  there are no obligations, contingent or otherwise, of Target Company to (x) repurchase, redeem or otherwise acquire any shares of, or other equity interests in, Target Company (except as contemplated by this Agreement or the Ancillary Agreements); or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee (other than endorsements of clearing checks made in the ordinary course of business) with respect to the obligations of, any other Person;

(iii)                               there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues, earnings or other similar performance criteria, as a whole, or calculated in accordance therewith, of Target Company; and

(iv)                              there are no voting trusts, proxies or other agreements or understandings to which Target Company is a party or by which Selling Shareholder is bound with respect to the voting of any shares of any Target Company.

(d)                                 All shares of Target Company previously issued, and all options, warrants and other rights to acquire shares of, and all other securities of, Target Company previously issued, were issued in compliance with or pursuant to valid exemptions from the registration requirements of all applicable Australian federal, state and local securities laws, as amended.

(e)                                  No Target Company has any continuing liability or obligation in relation to a transaction under which it has reduced, repaid, redeemed or repurchased any of its share capital or undergone any capital reorganization or resolved to repurchase any of its shares.

(f)                                    If a Selling Shareholder enters into this Agreement as the trustee (the “Trustee”) of a trust (the “Trust”):

(i)                                     the Trustee is the only trustee of the Trust;

(ii)                                  the Trustee has the power under the Trust deed to execute this Agreement and perform its obligations under this Agreement;

(iii)                               all action required by the Trust deed to authorize the Trustee’s execution and delivery of this Agreement and the performance of its obligations under this Agreement has been taken;

(iv)                              the execution by the Trustee of this Agreement and the performance by the Trustee of its obligations or the exercise of its rights under this Agreement does not contravene the Trust deed;

(v)                                 no action is currently taking place or pending to remove the Trustee as trustee of the Trust or appoint a new or additional trustee of the Trust;

(vi)                              the Trustee has entered into this Agreement in its capacity as trustee of the Trust and for the benefit of the beneficiaries of the Trust;

(vii)                           the Trustee has a right to be fully indemnified out of the Trust in respect of the obligations incurred by it under this Agreement and it has not released, disposed of or restricted its equitable lien over the Trust which secures that indemnity;

(viii)                        the Trustee is not and has never been in breach of the Trust deed;

(ix)                                the Trustee and its directors, officers, employees and agents have complied with their obligations in connection with the Trust;

(x)                                   the Trust has not been terminated and no action is pending to terminate the Trust; and

(xi) the beneficiaries are not presently entitled to any of the assets of the Trust.

4.04                           Shareholdings and Membership.  Except as set forth on Schedule 4.04, Target Company is not and has never been or agreed to become:

(i)                                     the legal or beneficial owner of any share, debenture, note or other interest of or in any other corporation; or

(ii)                                  a member of any partnership, joint venture, consortium or other unincorporated association.

4.05                           Returns, etc.  No requisition from any Governmental Body about any returns, notices and other documents required to be made by Target Company to any Governmental Body is outstanding at date hereof.

4.06                           Dividends.  All dividends or other distributions of profits by Target Company since the date of its incorporation or registration (as applicable) have been made in compliance with all laws.

4.07                           No Conflicts; Consents.  The execution and delivery of this Agreement and the Ancillary Agreements by Selling Shareholders, Asset Seller and Target Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Selling Shareholders, Asset Seller or Target Company under, any provision of:

(i)                                     the Constitutions of Target Company or Asset Seller,

(ii)                                  except as set forth on Schedule 4.07, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Selling Shareholders, Asset Seller or Target Company is a party or by which any of their respective properties or assets are bound or

(iii)                               any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to Selling Shareholders, Asset Seller or Target Company other than, in the case of clauses (ii) and (iii) above, any such items that would not prevent the Selling Shareholders or Asset Seller from consummating the transactions contemplated by this Agreement and the Ancillary Agreements and would not be materially adverse to the Business.  Except as set forth on Schedule 4.07, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Selling Shareholder or Asset Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby other than those that may be required solely as a result of the specific regulatory status of Buyer or its Affiliates.

4.08                           Authority.  Each of Target Company and Asset Seller has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on the Business as presently conducted.  Each of Target Company and Asset Seller is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary.

4.09                           Financial Statements.

(a)                                  Schedule 4.09 sets forth the audited statements of financial position of each Target Company and Asset Seller as of 30 June 2003 and unaudited statements of financial position of each Target Company and Asset Seller as of 31 December 2003 (in each case for each Target Company and Asset Seller, the “Balance Sheet”), as well as the audited statements of financial performance of each Target Company and Asset Seller for the year ended 30 June 2003 and the unaudited statements of financial performance of each Target Company and Asset Seller for the year ended 31 December 2003 (collectively with each Balance Sheet for each Target Company and Asset Seller, the “Financial Statements”).  Except as expressly indicated on Schedule 4.09, the Financial Statements have been prepared from the books and records of each Target Company and Asset Seller and give a true and fair view and fairly present the financial condition and results of operations of the business operated by each Target Company and Asset Seller as of the respective dates thereof and for the respective periods indicated.  Except as expressly indicated on Schedule 4.09, the Financial Statements have been prepared consistently in conformity with the Accounting Principles and on a basis which is consistent with the previous 3 years’ practice.

(b)                                 As at Closing, the 2004 Accounts have been prepared from the books and records of each Target Company and Asset Seller and give a true and fair view and fairly present the financial condition and results of operations of the business operated by each Target Company and Asset Seller as of the respective dates thereof and for the respective periods indicated.  The 2004 Accounts have been prepared consistently in conformity with the Accounting Principles and on a basis which is consistent with the previous 3 years’ practice.

(c)                                  The Management Accounts to the extent they incorporate financial information from each Target Company and the Asset Seller have been prepared on a basis which is consistent with prior practice and which records the transactions and financial position of the Target Companies and Asset Seller and have proved to be materially accurate and complete for the purpose of managing the Business as it is presently conducted and to the extent that the information has been consolidated, the Management Accounts correctly record the underlying financial information for each Target Company and the Asset Seller and the consolidation entries correctly consolidate that financial information.

(d)                                 Except as set forth on Schedule 4.09, the books, records and accounts of each Target Company and Asset Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Target Company and Asset Seller.  Target Company and Asset Seller maintains a system of internal accounting control sufficient to provide reasonable assurances that:

(i)                                     transactions are executed in accordance with management’s general or specific authorizations,

(ii)                                  transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles,

(iii)                               access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization; and

(iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                                  Neither Target Company nor Asset Seller has any liabilities or obligations, whether liquidated, unliquidated, contingent or otherwise, except

(i)                                     as disclosed, reflected or reserved against in the Balance Sheet;

(ii) for items set forth on Schedule 4.09;

(iii)                               for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Balance Sheet and not in violation of this Agreement or the Ancillary Agreements.

4.10                           Taxation.

(a)                                  Each Target Company and Asset Seller has obtained an Australian Business Number (“ABN”).

(b)                                 Each Target Company:

(i)                                     has had in place at all time during which a GST obligation may have arisen all systems necessary to properly administer the payment of GST and the recovery of input tax credits, the issue of tax invoices and adjustment notes and all other functions necessary to properly administer and account for GST;

(ii)                                  is registered with the Australian Taxation Office for GST purposes;

(iii)                               has obtained available input tax credits;

(iv)                              will have available full input tax credits for GST amounts paid by Target Company to third party suppliers in the ordinary course of conduct of business;

(v)                                 has no contracts with any customers which will not allow recovery of GST from that customer;

(vi)                              has no contracts with any supplier which will require Target Company to pay GST; and

(vii)                           has properly collected and retained all the GST payable on all taxable supplies it has made since the last GST period remittance until Closing for which it will be liable to remit to the Australian Taxation Office in the future.

All necessary original documentation, receipts, asset registers and other information required to enable:

(i)                                     the cost base or reduced cost base of the CGT assets, and

(ii)                                  the written down value or adjustable value of depreciating assets,

held by Target Company to be determined and substantiated in accordance with the terms of the Income Tax Assessment Act have been provided.  Such documents are all accurate, complete and not misleading and prepared in accordance with Accounting Principles.

(c)                                  No Target Company has since the time of its registration acquired any capital assets or CGT assets for which it chose or elected for roll-over relief to apply pursuant to the terms of either Subdivision 126-B of the Income Tax Assessment Act or Section 160ZZO of the Income Tax Assessment Act.

(d)                                 All returns, associated computations, notices, claims, elections, reports, statements, summaries, and other information required to be lodged with the Australian Taxation Office, or provided to any other person, by Target Company:

(i)                                     have been lodged with the appropriate Governmental Body;  and

(ii)                                  are accurate, complete and not misleading.

(e)                                  All the necessary original documentation, records, receipts and other information:

(i)                                     required in order to prepare all returns, reports, business activity statements and other information of Target Company for the period from the last such return, report, business activity statement and other information until Closing have been provided; and

(ii)                                  is accurate, complete and not misleading.

(f)                                    Target Company:

(i)                                     has not lodged a private ruling request;

(ii)                                  is not or has not been the subject of any current Tax audit (other than audits for GST purposes);

(iii)                               is not a party to any current action or proceeding for the assessment or collection of Tax;

(iv)                              has not any current dispute or disagreement with any Governmental Body for Tax; and

(v)                                 has not made any agreement with or undertaking to any Governmental Body for Tax; and there is no fact or matter of which a Selling Shareholder is actually aware which is likely to give rise to any of the above except that the current year liability for fringe benefits tax may give rise to a tax audit in the future.

(g)                                 Target Company has not entered into an agreement which now or in the future may extend the period of assessment or collection of any Tax except an agreement dealing with deferred company Tax when GST was introduced, details of which have been provided to Buyer at the date hereof and the liability for which will continue as a liability of Target Company.

(h)                                 Target Company has not entered into nor been a party to any scheme which had the sole or dominant purpose of obtaining a tax benefit which could potentially attract the application of Part IVA of the Income Tax Assessment Act.

(i)                                     Target Company has:

(i)                                     either paid all Tax which is assessable or due and payable on the due date for payment or made adequate provision for that Tax as reflected in the Financial Statements, and is under no liability to pay any penalty or interest in connection with any Tax; and

(ii)                                  deducted all Tax required to be deducted from any payments made by it including for interest, dividends, royalties, payments to a non-resident or remuneration payable to employees or contractors, and has accounted for the Tax to the relevant Governmental Body.

(j)                                     Full provision or reserve has been made in the Financial Statements for all Tax for all accounting periods ending on or before the Closing Date for which Target Company has or may become liable but Target Company will pay all tax on actual income earned in the Fiscal Year ending 30 June 2004 and in the Fiscal Year ending 30 June 2005 without recourse to the Selling Shareholders.

(k)                                  Since 30 June 2003  no liability for Tax has accrued to Target Company other than as a result of trading activities in the ordinary course of business.

(l)                                     Target Company has complied with the provisions of Part IIIAA of the Income Tax Assessment Act and has maintained proper records of franking debits and franking credits for the purposes of the Income Tax Assessment Act.

(m)                               Target Company does not have any permanent establishment (as that expression is defined in any relevant double taxation agreement current at the date of this Agreement) outside Australia.

(n)                                 All documents to which Target Company is a party or may be interested in the enforcement of, and all transfers of any issued shares (other than as contemplated by this Agreement), have been properly stamped under applicable stamp duty legislation.

(o)                                 No Target Company is a member of a consolidated tax group.

4.11                           Assets Other than Real Property Interests; Sufficiency of Assets.  Asset Seller warrants that it has good and valid title to all Purchased Assets in each case free and clear of all Encumbrances of any kind except (a) such as are set forth on Schedule 4.11, and (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, and liens for Taxes and other charges of Governmental Bodies which are not due and payable or which may thereafter be paid without penalty (the Encumbrances described in clauses (a) and (b) above collectively, the “Permitted Encumbrances”).  The Purchased Assets, together with the assets of the Target Companies, constitute all of the assets and properties used or held for use in the Business and necessary or appropriate to conduct the Business as it has been historically been conducted.

4.12                           Real Property.  The Target Companies do not own any freehold property used in connection with the Business.     Schedule 4.12 sets forth a complete list of all real properties leased by Target Company or Asset Seller (individually, a “Leased Property”), including Leased Property that is to be assigned by Asset Seller and assumed by Buyer as part of the purchase of the Purchased Assets as contemplated hereby.  Target Company or Asset Seller has good and valid title to the leasehold estates in and has quiet enjoyment and exclusive possession of the respective Leased Properties, in each case free and clear of all Encumbrances, except Permitted Encumbrances, and assignments, subleases, easements, covenants, rights-of-way and other similar restrictions.

4.13                           Intellectual Property.

(a)                                  Asset Seller and Target Company owns or possesses sufficient legal rights to all Intellectual Property used in the Business without any infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing Intellectual Property, nor is Asset Seller or Target Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information or other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(b)                                 Neither Asset Seller nor Target Company has violated and, by conducting the Business as presently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.  No claims or demands have been made, or, to Asset Seller’s or Target Company’s Knowledge, threatened, challenging the legality, validity, enforceability or ownership of any license, sublicense or other agreement covering or relating to any Intellectual Property.  No person is violating or infringing upon, or has violated or infringed upon at any time, any of the Intellectual Property.

(c)                                  Neither Asset Seller nor Target Company has;

(i)                                     used, installed, implemented, copied, reverse engineered, decompiled, disassembled, or otherwise attempted to derive the source code for, modified, adapted, altered, translated or created derivative works from, third party proprietary software, technology, products, processes, websites, materials, documents, or any part thereof;

(ii)                                  merged, implemented, integrated or otherwise used any third party proprietary software, technology, products, processes, materials, websites, or documents, or any part thereof, into or in any of the software, technology, products, processes, materials, websites, or documents of the Business; or

(iii)          otherwise come into conflict with any third party proprietary software, technology, products, processes, materials, websites, documents, or any part thereof.

(d)           Asset Seller and Target Company have historically used its commercially reasonable efforts:

(i)            to have all of the Intellectual Property, as applicable, created by regular full time employees of Asset Seller or Target Company; or

(ii)           to the extent that any author or developer of Asset Seller or Target Company was not a regular full-time employee of Asset Seller or Target Company at the time such person contributed to any Intellectual Property, to have such author or developer irrevocably assign to Asset Seller or Target Company in writing all copyrights and other proprietary rights in such person’s work with respect to such Intellectual Property.  None of the Intellectual Property is owned by or registered in the name of any current or former owner, shareholder, member, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Asset Seller or Target Company nor does any such person have any material interest therein or material right thereto, including the right to royalty payments.  Target Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Target Company or that would conflict with the Business as presently conducted.

4.14         Contracts.  Except as set forth on Schedule 4.14, neither Target Company nor Asset Seller is a party to or bound by any:

(a)           any sales or purchase orders, commitments, distribution or other agreement for the purchase or sale of raw materials, commodities, supplies, goods, products, or other personal property or for the furnishing or receipt of services;

(b)           employee collective bargaining agreement or other contract with any labor union or other employee representatives or groups of employees;

(c)           contract or agreement limiting the right of Target Company or Asset Seller:

(i)            to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Target Company or Asset Seller; or

(ii)           to solicit any customer or client;

(d)           employment, commission, consulting or other agreement with any officer, director, employee or Affiliate of the Target Companies or Asset Seller;

(e)           indemnity or guaranty arrangement, business acquisition agreement, license (excluding licenses obtained in the ordinary course of business), nondisclosure agreement or joint venture agreement;

(f)            (i)            consulting or other similar type of contract, subcontract, labor agreement, supplier agreement, purchase order, services agreement or other contract for goods or services; or

(ii)           contract or arrangement with customers;

(g)           license, option or other agreement relating in whole or in part to the Intellectual Property;

(h)           agreement, contract or other instrument under which Target Company or Asset Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person which will remain in effect after Closing; or

(i)            other contract of any kind which, if terminated of breached, or if Target Company or Asset Seller otherwise loses the benefit thereof, would have a material effect on the Business.

Except as set forth on Schedule 4.14, (1) Target Company has not received any written notice, claim or allegation that it is in breach or default of any material contract (including each contract listed on Schedule 4.14) to which it is a party, and (2) to Target Company’s Knowledge, no counterparty is in breach or default of any such material contract.

Each of the Contracts is valid, binding and enforceable against the parties to it.

4.15         Litigation.

(a)           Except as set forth on Schedule 4.15, there is no action, suit, proceeding, or investigation pending or, to the Knowledge of Selling Shareholders, threatened, nor are there any facts or disputes that might give rise to any such proceeding, against Target Company or Asset Seller, at law, in equity, or otherwise, in, before, or by any court, arbitral or mediation panel, or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality that has had or can reasonably be expected to have a Material Adverse Effect or that has prohibited or can be reasonably expected to prohibit consummation of the transactions contemplated hereby.

(b)           Neither the Target Company, Asset Seller nor its officers have to Selling Shareholders’ Knowledge committed any criminal offence or any tort or any breach of the requirements or conditions of any law (including any Environmental Laws), or any breach of any other party’s rights or any other requirement relating to Target Company or Asset Seller, the conduct of the Business or the use of the assets relating to the Business.

(c)           Selling Shareholders are not aware of any circumstances that may give rise to a claim by any third party arising from the conduct of the Business or use of the assets relating to the Business, including any pollution, chemical contamination or hazardous or toxic spill, leak or discharge caused or contributed in whole or in part by the Target Company or Asset Seller.

(d)           There is no unfulfilled or unsatisfied judgment outstanding against the Target Company or Asset Seller or relating to any of its assets.

4.16         Superannuation

(a)           Schedule 4.16 sets out complete and accurate material details of all superannuation for employees.

(b)           Target Company does not have any accrued liability, unfunded or contingent obligations in relation to superannuation for its employees except for normal monthly accruals in the ordinary course of business.

(c)           Target Company has made all occupational superannuation contributions required under any award or prescribed industrial agreement for its employees and has satisfied all laws.  There is no superannuation guarantee charge accrued or payable for employees.

(d)           Asset Seller has provided at least the minimum level of superannuation support prescribed by the Superannuation Guarantee (Administration) Act 1992 for each Transferred Employee.

4.17         Employees, Independent Contractors and Labor Matters.

(a)           Schedule 4.17 sets forth all of the employees of Asset Seller or Target Company who work in the Business as of the date of this Agreement:

(i)            their titles or responsibilities;

(ii)           their dates of hire;

(ii)           their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; and

(iii)          any outstanding loans or advances made to them.

(b)           Schedule 4.17 sets forth a list of all sales representatives and independent contractors engaged by Asset Seller or Target Company in connection with the Business and their payment arrangements.

(c)           Neither Target Company nor Asset Seller is involved in, nor to Selling Shareholders’ Knowledge threatened with, any labor dispute, workman’s compensation dispute, industrial dispute, arbitration, lawsuit or administrative proceeding that is material in nature and relates to labor or employment matters involving the employees of Asset Seller or Target Company who have worked in the Business except as set out in Schedule 4.17.

(d)           Neither Target Company nor Asset Seller is to its Knowledge in breach of any industrial award or determination applicable to its employees.

4.18         Compliance With Applicable Laws.  Except as set forth on Schedule 4.18, each of Target Company and Asset Seller is, and has been since June 30, 2002, to the Knowledge of Selling Shareholders after making all reasonable enquiries, in compliance, in all material respects, with all statutes, laws, ordinances, rules orders and regulations of any Governmental Body applicable to the Business.  Except as set forth on Schedule 4.18, no investigation or review by any Governmental Body with respect to the Business is pending or, to the Knowledge of Selling Shareholders threatened, nor has any Governmental Body indicated to Target Company or Asset Seller an intention to conduct the same.  Selling Shareholders are not aware of any facts that are likely to give rise to any investigation or inquiry.

4.19         Insurance.  Schedule 4.19 contains a list of all policies of property damage, liability and other forms of insurance that cover occurrences as of, or claims made on, the date of this Agreement and maintained by Asset Seller and Target Company to the extent applicable to the Business.  All such policies are in full force and effect.  Neither Asset Seller nor Target Company has received any notices of violation, cancellation, or non-renewal with respect to any such policies, all premiums due and payable thereon have been paid, and, to the Knowledge of Asset Seller and Selling Shareholders, Asset Seller and Target Company have respectively complied in all material respects with the provisions of such policies.

4.20         Absence of Material Adverse Effect.  Except as disclosed on Schedule 4.20, since June 30, 2003, the Business has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance occurred or is expected to occur which, with the passage of time or otherwise, is likely to have a Material Adverse Effect.

4.21         Accuracy of Information; Full Disclosure.  None of this Agreement, including but not limited to any of the financial information provided pursuant to Section 4.09 and 7.09, the Disclosure Schedule, the information disclosed to Buyer by Selling Shareholder and the Asset Seller in the data room (“Data Room Information”), and the certificates and instruments delivered to Buyer by Selling Shareholders and the Asset Seller in connection with the consummation of the transaction contemplated hereby contains, or will contain, any untrue statement of a material fact or omits, or will omit (to the Knowledge of the Selling Shareholders), to state any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading.  In relation to forecasts provided to Buyer, Selling Shareholders warrant only that such forecasts have been prepared reasonably and with all due care and diligence.

4.21A      Omissions;  To the Knowledge of Selling Shareholders and the Asset Seller the Selling Shareholders and the Asset Seller have fully and comprehensively answered any written requests for information made by the Buyer or its advisors or consultants.  There is no fact that has not been disclosed to the Buyer that has or could reasonably be expected to have a Material Adverse Effect on the Business or the Target Companies.

4.22         Insolvency Events.

(a)           Neither Asset Seller nor Target Company has had:

(i)            a liquidator or provisional liquidator appointed;

(ii)           a receiver, receiver and manager, trustee, controller, official manager or similar officer appointed;

(iii)          administrator appointed, whether under Part 5.3A of the Corporations Act 2001 or otherwise;

(iv)          an application made for the appointment of an administrator, liquidator or provisional liquidator, over all or part of the Business or the Assets and neither Asset Seller nor Target Company has passed a resolution for any such appointment; or

(v)           an application made for the winding up of Asset Seller or Target Company.

(b)           No execution, distress or similar process has been levied upon or against all or any part of the Business, the Assets or the revenues of Asset Seller or Target Company.

(c)           Neither Asset Seller nor Target Company has:

(i)            entered into or resolved to enter into any scheme of arrangement, composition, assignment for the benefit of, or other arrangement with its creditors or any class of creditors; or

(ii)           proposed or had proposed on its behalf a reorganization, moratorium, deed of company arrangement or other administration involving one or more of its creditors, or its winding up or dissolution.

(d)           Neither Asset Seller nor Target Company has received any demand under section 459E of the Corporations Act 2001, or been taken to have failed to comply with a statutory demand as a result of the operation of section 459F(1) of the Corporations Act 2001.

(e)           The Target Company is:

(i)            able to pay its debts as and when they fall due;

(ii)           not insolvent or presumed to be insolvent under any law; and

(iii)          not insolvent under administration as defined in section 9 of the Corporations Act 2001 or has not taken any action which could result in that event.

(f)            The Target Company:

(i)            has not received a notice under sections 601AA or 601AB of the Corporations Act 2001; and

(ii)           has not been struck off the register of Companies or dissolved and there is no action proposed by the Australian Securities & Investments Commission to do so.

4.23         Licenses and Permits.  To the best of the Selling Shareholders’ knowledge each of Target Company and Asset Seller has all licenses, certificates, franchises, rights and permits that are necessary for the conduct of the Business, and such licenses are, in all material respects, in full force and effect.  To the best of the Selling Shareholder’s knowledge the properties, assets, operations and business of the Business are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

4.24         Accounts Receivable.  All outstanding accounts receivable of Target Company and the Asset Seller in connection with the Business have arisen from bona fide transactions.  Further:

(i)            the accounts receivable are good and collectible in all respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected in the books and records of Target Company and Asset Seller, as the case may be; and

(ii)           the accounts receivable to be reflected in the books and records of Target Company and Asset Seller with respect to the Business as of the Closing Date will be good and collectible in all respects in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected thereon, which allowances will be determined on a basis consistent with the basis used in determining the allowances for doubtful accounts reflected on the Balance Sheet.

4.25         Environmental Matters.

(i)            Asset Seller and Target Company respectively have obtained all material permits, licenses, registrations, consents and other authorizations that are required with respect to the operation of the Business under any applicable Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect;

(ii)           to the best of the Selling Shareholders’ and Asset Seller’s knowledge all real property leased by Asset Seller or Target Company for use in the Business is free of any Hazardous Substances and free of all contamination arising from, relating to, or resulting from any such Hazardous Substances that could cause Asset Seller or Target Company to incur any Environmental Costs;

(iii)          neither Asset Seller nor Target Company has received any notice of any threatened or outstanding complaint regarding any hazardous waste generated by Asset Seller or Target Company;

(iv)          intentionally deleted;

(v)           in connection with the Business, the Target Companies and the Asset Seller are now and since June 30, 2002 have been in compliance in all material respects with applicable Environmental Laws; and

(vi)          neither Asset Seller nor Target Company has been requested or required by any governmental authority at any time to perform any investigatory or remedial activity or other action in connection with any Environmental Matter relating to the Business, and neither Asset Seller nor Target Company is aware of any basis for any such request or requirement.

4.26         Ownership of Assets.  The Target Company is the legal and beneficial owner of all its assets, free and clear of all Encumbrances.

4.27         No Competition.  No Affiliate is at the date of this Agreement whether solely or jointly with any other person or persons, directly or indirectly and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, adviser, consultant or otherwise engaged in any other business or concerned or interested in any way in any other business of a similar nature to or competitive with the Business.

4.28         Stock and Plant and Equipment.  All Stock and Plant and Equipment in the possession or control of Asset Seller or Target Company, is in the condition as inspected by the Buyer.  All Stock which is finished products is capable of being sold by Target Company in the ordinary course of business to a purchaser.  The level of stock and of slow-moving or obsolete stock is not materially different from the levels as shown in the Financial Statements.

4.29         No Surety or Guarantee.  None of the Target Companies or the Asset Seller have given any guarantee of any other person’s obligations or liabilities or indemnified any person against the acts or omissions of any third party except, in each case, of other Target Companies.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
SELLING SHAREHOLDERS

Selling Shareholders and Asset Seller severally (subject to clause 1.02(c)) in the proportions set out in Schedule 3.04 (which represent the proportion of the Purchase Price to be received by each of those parties) represent and warrant to Buyer,  that the statements contained in this Article 5 are true and complete and not misleading as of the date of this Agreement and will be true and complete and not misleading as of the Closing Date, except as fully and fairly set forth in the Disclosure Schedule:

5.01         Ownership of Shares.  The Shares are owned by Selling Shareholders.  Selling Shareholders have good and marketable title to the Shares and full right, power and authority to sell, assign, transfer and deliver the Shares, free and clear of all voting trust arrangements and other agreements, liens, Encumbrances, equities, security interests, restrictions, preemptive rights, rights of first refusal and other claims whatsoever.  The Shares held by Selling Shareholders have been duly authorized and validly issued and are fully paid and non-assessable and were issued free of or in compliance with any preemptive rights, rights of first refusal or other Encumbrance.

5.02         Power, Binding Agreement.  Selling Shareholders and Asset Seller have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Selling Shareholders and Asset Seller.

5.03         No Conflicts.  The execution and delivery of this Agreement by Selling Shareholder and Asset Seller does not, and the consummation and performance by Selling Shareholders and Asset Seller of this Agreement, and any other transaction contemplated hereby will not:

(a)           (i) conflict with or violate any federal, state, local, or foreign law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree or judgment applicable to Selling Shareholders and Asset Seller or by which any of their properties or assets is bound or affected;

(ii)           result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of such Selling Shareholder and Asset Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Selling Shareholder and Asset Seller is a party or by which Selling Shareholder and Asset Seller or any of Selling Shareholder’s or Asset Seller’s properties or assets is bound or affected, except for any such conflicts or violations described in clause (i) and for any such breach, default or event described in clause (ii) that does not affect Selling Shareholder’s and Asset Seller’s ability to perform its obligations hereunder.

(b)           require any consent, approval, authorization or permit of, or filing with or notification by Selling Shareholder and Asset Seller to:

(i)            any Governmental Body; or

(ii)           any third person, other than any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made.

5.04         Absence of Litigation.  There is no claim, action, suit, litigation, proceeding, or arbitration or investigation of any kind, at law or in equity pending or, to the Knowledge of Selling Shareholders and Asset Seller, threatened against, affecting or involving any Selling Shareholder that seeks to prevent or challenge the transactions contemplated hereby, or that seeks to challenge the record and/or ownership of the Shares by Selling Shareholders.  Selling Shareholders and Asset Seller are not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Body, or any judgment, order, writ, injunction, rule, decree or award of any Governmental Body or arbitrator including, without limitation, cease-and-desist or other orders, except for such order that do not prevent or challenge the transactions contemplated hereby and do not challenge the record and/or ownership of the Shares by Selling Shareholders.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Holding and Buyer hereby jointly and severally represents and warrants to Asset Seller and Selling Shareholders that the statements contained in this Article 6 are true and complete and not misleading as of the date of this Agreement and will be true and complete and not misleading as of the Closing Date:

6.01         Corporate Existence and Authority of Buyer.  Each of Holding and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  All actions and other proceedings required to be taken by Holding and Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.  Assuming the due execution hereof by Asset Seller and Selling Shareholders, this Agreement and the Ancillary Agreements will constitute legal, valid and binding obligations of Holding and Buyer, enforceable against Holding and Buyer in accordance with their respective terms, except as enforceability may be limited by general equitable principles and by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

6.02         No Conflicts; Consents.  The execution and delivery of this Agreement and the Ancillary Agreements by Holding and Buyer do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Holding or Buyer or any of their Affiliates under any provision of:

(a)           the Certificate of Incorporation or Bylaws of either Holding or Buyer or their Affiliates;

(b)           any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Holding or Buyer or their Affiliates is a party or by which any of their respective properties or assets are bound; or

(c)           any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to Holding or Buyer or their Affiliates or their respective properties or assets, other than in the case of clauses (b) and (c) above, any such items that would not prevent the Buyer from consummating the transactions contemplated by this Agreement or have a material adverse effect on the business, assets, financial condition or results of operations of Holding or Buyer or their Affiliates.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Holding or Buyer or their Affiliates in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby other than those which if not obtained would not either have a material adverse effect on the business, assets, financial condition or results of operations of Holding or Buyer or their Affiliates or prevent the consummation of the transactions contemplated by this Agreement.

6.03         Litigation.  There are no actions, suits, proceedings, orders, or investigations pending or, to the Knowledge of Holding or Buyer, threatened against or affecting Holding or Buyer at law or in equity, or before or by any court, arbitral or mediation panel, or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 7

TRANSACTIONS PRIOR TO CLOSING

7.01         Access.  Prior to the Closing, Selling Shareholders and the Asset Seller shall give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the properties, books and records of Asset Seller and Target Companies relating to the Business, provided that such access does not unreasonably disrupt the normal operations .  All such requests for such access shall be made to Seller’s Representative.  Buyer and its representative must not communicate with any supplier, other third party or any employee of Target Company or Asset Seller without the written consent of Seller’s Representative.

7.02         Conduct Pending Closing.  During the period from the date of execution of this Agreement through Closing, Asset Seller and Target Company shall:

(a)           operate the Business in the ordinary course in substantially the manner in which heretofore conducted;

(b)           preserve intact the Business organization and goodwill, and maintain satisfactory relationships with its customers and suppliers and other third Persons having business relationships; and

(c)           maintain and keep properties and assets in as good repair and condition as at date hereof, ordinary wear and tear excepted.

In addition, Asset Seller and Target Company will not, except with Buyer’s prior written consent, do any of the following as it relates to the Business:

(a)           increase the compensation payable to, or to become payable to, officer or other employee of Target Company (except for increases related to the Excluded Employees) or Asset Seller as disclosed in Schedule 4.17;

(b)           grant any severance, termination, or other payment arising as the result of termination of employment (whether such termination was before or after the date of this Agreement), excluding any amounts (including accrued annual leave) accrued as a result of actual service prior to the date of termination, to, or enter into any employment or severance agreement with, any director or employee (except for payments and agreements related to the Excluded Employees);

(c)           establish or amend any employment, severance or consulting contract or any employee benefit or special compensation;

(d)           sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except in the ordinary course of business and consistent with past practice (in amount and form), in each case excluding transactions relating solely to the Excluded Assets and Excluded Liabilities;

(e)           incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, or guarantee, endorse or otherwise become responsible for the obligations of third parties; or

(f)            take any action or fail to take any action that could be materially adverse to the assets, financial condition, future prospects or business or operations of the Business, or to the ability of Target Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements prior to or after the Closing, or that could reasonably be expected to adversely affect the ability of Target Company or Asset Seller prior to the Closing to obtain consents of third parties or approvals of Governmental Bodies required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

7.03         Competing Transactions.  During the period from the date of this Agreement through Closing, Asset Seller, Target Companies and Selling Shareholders and their Affiliates will not initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person or entity in furtherance of any such Competing Transaction (regardless of the Person or party initiating contact), or agree to any Competing Transaction, or authorize or permit any of the officers, directors or employees of Asset Seller and Selling Shareholders or their Affiliates or any investment banker, financial advisor, attorney, accountant or other representative of Asset Seller or Selling Shareholders or their Affiliates to take any such action, and Asset Seller or Selling Shareholders shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Asset Seller or Selling Shareholders or their Affiliates or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Asset Seller or Selling Shareholders shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal.

7.04         Consents.  Selling Shareholders and Asset Seller agree they will use their best efforts to:

(a)           obtain all waivers, consents and approvals from third parties set forth on Schedule 4.07;

(b)           obtain all consents, approvals and authorizations from any Governmental Body set forth on Schedule 4.07 and agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions to prevent the entry of, or to lift or rescind, any order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and to fulfill all conditions of this Agreement.  Buyer shall provide all reasonable assistance to, and shall cooperate with, Target Company and Asset Seller to obtain the necessary waivers, consents and approvals and to bring about the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

7.05         Public Announcements.  Asset Seller, Target Company, Selling Shareholder and Buyer agree that, from the date hereof, they will not make any public release or announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any United States or Australian securities exchange, in which case the party required to make the release or announcement shall notify the other party and allow the other party as much time as practicable to comment on such release or announcement in advance of its issuance.

7.06         Insurance.  Through the close of business on the Closing Date, Asset Seller and Target Company shall keep current and in effect all insurance policies maintained relating to Asset Seller and Target Company and disclosed in Schedule 4.19, or suitable replacements therefore.

7.07         Transfer of Shares.  Each Selling Shareholder covenants and agrees that such Selling Shareholder will not directly or indirectly:

(a)           sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares;

(b)           deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; or

(c)           enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

7.08         Financing.  Buyer shall use commercially reasonable efforts to raise not more than $20,000,000 (Australian)  to consummate the transactions contemplated by this Agreement.

7.09         Financial Statements.  Selling Shareholder shall deliver to Buyer by 25 July 2004 and in any event prior to Closing, an audited balance sheet of each Target Company and Asset Seller for the twelve month period ending 30 June 2004, as well as audited statements of income, cash flows and changes in shareholders’ equity of Target Company and Asset Seller for the period from 1 July 2003 to 30 June 2004 (“2004 Accounts”).

7.10         Fulfillment of Non-assignable Contracts; Miscellaneous.

(a)           To the extent that any of the contracts, purchase orders or sales orders relating to the Business are not assignable to Bushmans by reason of their terms, Asset Seller shall use its best efforts to obtain the consents that may be necessary to permit their assignment to Bushmans.  If a consent to assignment for any such contract, purchase order or sales (each, a “Non-assignable Contract”) is not received prior to Closing, Bushmans, to the maximum extent permitted by law, shall act after the Closing as Asset Seller’s agent and shall fulfill all of the obligations of Asset Seller under the Non-assignable Contracts.  Bushmans shall also exercise all of Asset Seller’s rights under the Non-assignable Contracts, including invoicing and collection.  Bushmans shall be entitled to retain for itself, as the sole consideration for acting as Asset Seller’s agent, all sums collected by Bushmans or Asset Seller under the Non-assignable Contracts for work undertaken after Closing.  Asset Seller shall, consistent with its past practices and in a commercially reasonable manner, prepare or issue invoices or other documents, receive payments, and otherwise intervene with other parties to the Non-assignable Contracts to enable Bushmans to receive the economic benefit of such Non-assignable Contracts to the maximum extent permitted by law.  The allocation of rights and obligations between Asset Seller and Bushmans under Non-assignable Contracts shall be the same as if consents to assignment were received for such Non-assignable Contracts.  Bushmans indemnifies Asset Seller for all liability arising under a Non Assignable Contract after Closing.

(b)           Prior to Closing, Selling Shareholders agree to cause Target Companies to pay or collect all amounts or liabilities owed to or by the Target Companies or Asset Seller by a related party, and for the avoidance of doubt:

(i)            a related party is any person who is treated in Management Accounts as a related party in determining the related party balances in the Management Accounts; and

(ii)           the Target Companies and Asset Seller will collect all amounts owing by a related party and payable as the purchase price for Excluded Assets in accordance with Section 3.03(e) at Closing.

(c)           At Closing, the Target Companies must transfer the Excluded Assets identified in Schedule 2.03 to the Selling Shareholders or their related parties and invoiced those related parties in the amount of $922,211 plus GST.

(d)           Selling Shareholders must deliver the Retention Agreements described in Section 8.02(m) to the Key Employees immediately after this Agreement has been signed, and reasonably assist Buyer in its efforts to have those agreements executed by the Key Employees prior to Closing.

7.11         Employment.

(a)                   Offers of Employment:

(i)            Bushmans under the direction of Buyer must no later than 7 days before Closing Date offer employment to those Employees it wishes to employ with effect from Closing.

(ii)           The terms of the employment offered must be at least as favorable as the terms of employment of those Employees with the Asset Seller set out in Exhibit 2.

(iii)          The parties must use all reasonable efforts to encourage the Employees to whom offers are made to accept the Bushmans’ offer.

(b)                                 Asset Seller’s Obligations to Transferred Employees:

(i)           At Closing the Asset Seller must terminate the Transferred Employees.

(ii)          At or before Closing the Asset Seller must pay (in accordance with the relevant agreements, statutes or awards) to each Transferred Employee all salary, wages, bonuses, allowances or commissions accruing to Closing

(c)                                  Bushmans’ obligations to Transferred Employees:

(i)           Bushmans must assume the Asset Seller’s liability for long service leave entitlements and sick leave entitlements of the Transferred Employees, and untaken leave entitlements for Transferred Employees.

(ii)          Bushmans and Target Companies must assume all liability for redundancy payments for the Transferred Employees and Target Company employees arising from termination of employment after Closing.

7.12          Excluded Employees

(a)           The employees listed in Schedule 7.12 (“Excluded Employees”) are to be retained by the Asset Seller or, in the case of employees of the Target Companies, are to be offered employment by the Selling Shareholders or terminated by the Target Companies prior to Closing.

(b)           Where Excluded Employees are currently employees of a Target Company, then the Selling Shareholders will indemnify the Buyer and the Target Companies in respect of any claims or entitlements of those Excluded Employees relating to their employment by the Target Company (including long service leave, annual leave and sick leave entitlements) and whether or not they continue with a Target Company to provide services to the Target Company after Closing as set out in Schedule 7.12.

7.13         Fringe Benefits Tax

During the period from 31 May 2004 to Closing, no Target Company has become liable (whether actually or contingently) to pay an amount in respect of fringe benefits tax which materially exceeds any liability for fringe benefits tax in a corresponding earlier period.

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING

8.01         Conditions to Each Party’s Obligation to Close.  The obligations of the parties to consummate the transactions contemplated under this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions:

(a)           No preliminary or permanent injunction or other order of any Governmental Body to prevent the consummation of the transactions contemplated in this Agreement shall be in effect or pending and no statute, rule or regulation shall have been enacted by any Governmental Body that makes consummation of such transactions illegal.

(b)           Buyer obtaining at its expense all consents and approvals of Governmental Bodies listed on Schedule 4.07 or waiving the requirement to obtain such consents or approvals.

8.02         Conditions to Buyer’s Obligation to Close.  The obligations of Buyer to effect the transactions contemplated in this Agreement are subject to the satisfaction on or prior to the Closing Date, or waiver by Buyer, of each of the following conditions (in each case on terms satisfactory to the Buyer acting reasonably):

(a)           The representations and warranties of Selling Shareholders and Asset Seller made in this Agreement shall be true and correct and not misleading in any material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date.

(b)           Asset Seller and Selling Shareholders shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by it by the time of the Closing (including, without limitation, compliance in all respects with the covenants set forth in Section 7.09 and 7.10, hereof).

(c)           All material approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been obtained by the Buyer.  Notwithstanding the foregoing, receipt of the consent of any third party to assignment shall not be a condition to the Buyer’s obligation to close, provided that each of the consents and approvals from third parties set forth on Schedule 8.02(c) shall have been received in writing.  After the Closing, Asset Seller will continue to comply with Section 7.11(a) hereof.

(d)           Completion to the Buyer’s satisfaction at least two (2) weeks prior to Closing of: (i) complete sales, customer service, marketing and customer due diligence; (ii) raw materials due diligence and engineering due diligence, encompassing material warranty, product warranty, product returns, technical field support services and completion of new material handling equipment evaluation; (iii)the legal due diligence; and (iv) any further due diligence items required by the providers of Buyer’s financing structure.

(e)           Selling Shareholder shall have delivered to Buyer (i) a certificate dated the Closing Date and signed by an authorized officer of such party to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied, and (ii) a copy of each of the required third-party consents as identified on Schedule 4.07.

(f)            No event or circumstance shall have occurred from the date hereof to the Closing Date that constitutes a change or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

(g)           Selling Shareholder shall have delivered to Buyer a certificate of the authorized officer of each Target Company certifying a true copy of its Constitution.

(h)           All actions, proceedings, instruments and documents required to consummate the transactions contemplated in this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to Buyer.

(i)            Asset Seller and Selling Shareholders shall have entered into each of the Ancillary Agreements with the appropriate parties.

(j)            Evidence of release of any Encumbrances over Purchased Assets and Target Companies.

(k)           Buyer’s receipt of financing structure, with terms and conditions and in an amount not exceeding  $20,000,000 (Australian), sufficient to fund the transactions contemplated by this Agreement at least two (2) weeks prior to Closing.

(l)            The Excluded Employees employed by the Target Companies are no longer employed by the Target Companies and the Target Companies have no continuing liability in respect of those Excluded Employees.

(m)          Key Employees have entered into the Retention Agreements with their Target Company employer.

(n)          The Financial Statements delivered pursuant to Section 7.09 disclose that the Target Companies and the Asset Seller have achieved the full year budget set out at Schedule 8.02(n) for the twelve month period ending 30 June 2004.

(o)          The Related Party Balances disclosed in the Management Accounts (together with any variations to, new assets or liabilities which would be included as Related Party Balances incurred after 30 April 2004 including in relation to the sale of Excluded Assets referred to in Section 7.10(c)) must be collected or paid at Closing.

(p)          Evidence that Selling Shareholders have complied with Section 10.02.

(q)           Richard Young shall have entered into an Employment Agreement with Bushmans in the form attached hereto as Exhibit 3.

8.03         Conditions to Asset Seller’s and Selling Shareholders’ Obligations to Close.  The obligations of Asset Seller and Selling Shareholders to effect the transactions contemplated in this Agreement are subject to the satisfaction on or prior to the Closing Date, or waiver by Asset Seller or Selling Shareholders, as applicable, of each of the following conditions:

(a)           The representations and warranties of Holding and Buyer made in this Agreement shall be true and correct and not misleading in all respects as of the date hereof and as of the Closing Date except where such failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have a material adverse effect on the ability of Holding or Buyer to perform its obligations under this Agreement or the Ancillary Agreements (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice).

(b)           Holding and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Holding or Buyer by the time of the Closing.

(c)           Each of Holding and Buyer shall have delivered to Selling Shareholder a certificate dated the Closing Date and signed by an authorized officer of Holding and Buyer to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)           All actions, proceedings, instruments and documents required to consummate the transactions contemplated in this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to counsel to Selling Shareholder.

(e)           Holding or Buyer shall have entered into each of the Ancillary Agreements with the appropriate parties.

ARTICLE 9

TERMINATION

9.01         Termination.  This Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and the transactions contemplated hereby abandoned:

(a)           By mutual consent of the parties hereto;

(b)           By either of Buyer or Selling Shareholder, if the Closing does not occur on or prior to July 31, 2004 (or if the Selling Shareholders have not delivered the 2004 Accounts by July 25, 2004, then for each day for which delivery of the 2004 Accounts is delayed, the July 31, 2004 date will be extended by one additional day (the “Final Termination Date”) and if the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by the party seeking termination to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing;

(c)           By Buyer, if Asset Seller or Selling Shareholders have breached any of their representations, warranties, covenants, agreements or obligations hereunder and such breach shall not have been cured in all material respects or waived in writing or Asset Seller or Selling Shareholders shall not have provided reasonable assurance that such breach will be cured in all material respects, at the sole cost and expense of Asset Seller or Selling Shareholders on or before the Final Termination Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 8.02(a) or (b), as applicable, as of the date of such termination;

(d)           By Selling Shareholder, if Holding or Buyer shall breach any of its representations, warranties, covenants, agreements or obligations hereunder and such breach shall not have been cured in all material respects or waived in writing and Holding or Buyer shall not have provided reasonable assurance that such breach will be cured in all material respects, at Buyer’s sole cost and expense on or before the Final Termination Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 8.03(a) or (b), as applicable, as of the date of such termination; or

(e)           By Buyer, if the conditions contained in Section 8.02 (c) to (p) are not completed to the satisfaction of the Buyer or waived by the Buyer.  If the Agreement is terminated by Buyer under this Section 9.01(e) pursuant to non-completion to the satisfaction of Buyer of the conditions contained in Sections 8.02(d), (f), (h), (k), (l) , (m) or (n) then neither party shall (subject to its compliance with its remaining obligations under this Agreement) be deemed to have breached any of its representations, warranties, covenants, agreements or obligations hereunder and each party shall pay its cost associated with this Agreement including all legal investigation and due diligence costs.

9.02         Effect of Termination.  In the event of a termination by Selling Shareholder or Buyer pursuant to Section 9.01, written notice thereof shall immediately be given to the

l

other parties and this Agreement shall, upon the receipt of such notice, immediately terminate and become void and have no further legal force or effect without further action by either party, except that the provisions of Article 11 shall survive the termination of this Agreement.  If the transactions contemplated by this Agreement are terminated as provided herein, Buyer shall return (or certify as to the destruction of as directed by Selling Shareholder) all documents and other material received from Asset Seller, Target Companies or Selling Shareholder or any of their respective Affiliates, employees, officers or agents (including electronically generated or retained documents and all summaries and information generated from documents or other material received from Target Companies, Asset Seller or Selling Shareholders) .  Nothing in this Article 9 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE 10

POST-CLOSING TRANSACTIONS

10.01       Confidentiality; Non-Competition.

(a)           Asset Seller and Selling Shareholders shall treat and hold as confidential any information concerning the Business and affairs of the Business that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies or summaries thereof) of the Confidential Information that are in its possession or under its control.  In the event that Asset Seller or a Selling Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Asset Seller or Selling Shareholder shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.01.  If, in the absence of a protective order or the receipt of a waiver hereunder, Asset Seller or Selling Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Asset Seller or Selling Shareholder may disclose the Confidential Information to the tribunal, provided that Asset Seller or Selling Shareholder shall use its reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.  The Buyer indemnifies the Selling Shareholder and Asset Seller for all costs (including reasonable legal costs) of seeking to prevent the disclosure of the Confidential Information.

(b)           Asset Seller and Selling Shareholders must not and must ensure that each of their Affiliates do not directly or indirectly, whether solely or jointly with any other person, and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, adviser, consultant or otherwise:

(i)            for a period of 10 years after Closing, within any country in which the Business has been conducted during the year preceding Closing, carry on or be engaged or involved in any trade, business or undertaking that is in competition with the Business;

(ii)           for a period of 10 years after Closing canvass, solicit, or entice away from Buyer or the Business the custom of any person who as at Closing or at any time during the period of 10 years prior to Closing was a client, customer, identified prospective customer, representative or agent or correspondent of the Target Companies or the Asset Seller or the Business or was in the habit of dealing with the Target Companies or the Asset Seller or the Business;

(iii)          without the prior written consent of the Buyer, for a period of 5 years after Closing, solicit, entice away from Buyer or the Business or hire any person (other than an Excluded Employee) who as at Closing or at any time in the period of six months prior to Closing was an officer, manager, or employee of Target Company, Asset Seller or the Business whether or not that person would commit a breach of contract by reason of leaving Buyer or the Business;

(iv)          at any time after Closing use or disclose, or permit any other person to use or disclose any Confidential Information (not being information that is or becomes available to the public other than by reason of a breach of this clause);

(v)           use or register at any future time a name or trade mark that includes all or part of any business name, trade mark or any name of the Business, or any confusingly similar word or words in such a way as to be capable of or likely to be confused with the business names, trade marks or names of the Business provided that Asset Seller and Selling Shareholder may use a name incorporating the words  “Hold-On”;

(vi)          without the consent of the Buyer be employed or engaged or invested in any company, firm or business which is a supplier to or a customer of the Business to provide services the same as the Business; or

(vii)         attempt, counsel, procure or otherwise assist any person to do any of the acts in clauses (i) through (vii) of Section 10.01(b).

(c)           Asset Seller and Selling Shareholders acknowledge that the covenants given in Section 10.01(b) as modified by Section 10.01(f) are material to Buyer’s decision to enter into this Agreement and acknowledge that they consider the restraints contained in Section 10.01(b) as modified by Section 10.1(f) to be fair and reasonable as between the parties regarding the subject matter, area and duration.

(d)           The parties hereto agree that Asset Seller or Selling Shareholders or their Affiliates may manufacture and sell polyethylene rotomoulded plastic products that are not competitive with the Business or that are Excluded Products (together “Permitted Products”), provided that:

(i)            the provisions of Section 10.01(b) and (c) apply to any such endeavor; and

(ii)           if such manufacturing of Permitted Products is to be outsourced to a third party at any time until the end of the fiscal 2006 Earn-Out Period, Buyer shall be given the first opportunity to provide such manufacturing services on commercially reasonable terms.  With respect to boats, in addition to the foregoing, the parties hereto agree that if Asset Seller or Selling Shareholders or their Affiliates intend to distribute such boats outside of Australia, Buyer will be given a first right of refusal for a period of five years from Closing to acquire the exclusive distribution rights in the United States of America.

The parties further acknowledge that the Asset Seller, Selling Shareholders or their Affiliates may construct or cause to be constructed ovens or moulds for the manufacture of Permitted Products and Buyer will licence or cause to be licensed to the

Selling Shareholders or their Affiliates the right to intellectual property related to the construction of ovens and moulds owned by the Target Companies provided that such licence will not permit the on-sale of ovens or moulds other than to Affiliates of Selling Shareholders.

(e)           Nothing in Section 10.01(b) prevents Asset Seller or Selling Shareholders from holding for investment purposes only marketable securities quoted at the time of acquisition on a recognized stock exchange in Australia or elsewhere being collectively not more than 5% of the issued share capital of the listed company.

(f)            Each of the obligations set out in Section 10.01(b) is severable and independent so that if Section 10.01(b) or any part of it is unenforceable then that clause or part will be deemed eliminated or modified to the extent necessary to make this Agreement or that clause or part enforceable.  To the extent that the 10 year period in Section 10.01(b)(i) or (ii) is held by a court of competent jurisdiction to be unenforceable then that period will be reduced:

(i)            to 9 years, and if unenforceable;

(ii)           to 8 years, and if unenforceable;

(iii)          to 7 years, and if unenforceable;

(iv)          to 6 years, and if unenforceable;

(v)           to 5 years.

10.02       Corporate Identity.  Prior to Closing:

(a)                                Hold-on shall change its corporate name to Bushmans Engineering Pty Ltd and shall notify ASIC of the change of name.   If the new name for Hold-On cannot be registered, Hold-On shall change its name to ACN 074 195 461.  Notwithstanding the foregoing, Buyer shall be permitted to refer to “Hold-on” in describing its corporate and business history; and

(b)                               Prior to Closing, the Selling Shareholders shall cause or procure that Asset Seller, Bushman Tanks Australia Pty Ltd, Bushman Polyproducts Pty Ltd, Dalkeith Bushmans Pty Ltd and any other company owned by any of the Selling Shareholders where such company includes the word “Bushmans” in its name, shall change their corporate names and cease to use the name “Bushmans” or any colourable imitation thereof (other than “Bushwater”).

10.03       Further Assurances.  From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

10.04       Non-Competition by Buyer.  Holding and Buyer will not, whether solely or through an Affiliate, manufacture Excluded Products in competition to the Selling Shareholders or their Affiliates for a period of five years from Closing.  For the purposes of this Section 10.04, the Australia and New Zealand Banking Group Limited and its related body corporates (as that term is defined in the Corporations Act, 2001 (Cth.) are not Affiliates of Holding or Buyer.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.01       Survival of Representations and Warranties and Other Obligations.  All representations and warranties in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement, and the indemnification obligations of Selling Shareholder related to Excluded Liabilities, will survive the Closing for a period of thirty six (36) months except under 2.05A for which the period is five (5) years after Closing . Notwithstanding the foregoing, the representations and warranties in Section 4.10 shall survive the Closing Date and shall expire at the same time as the applicable statute of limitations (including any extensions thereof) with respect to each Tax has expired (the representations, warranties, agreements and covenants referred to in this sentence, are referred to as “Excluded Matters”).

11.02       Indemnification of Buyer.  Asset Seller and Selling Shareholders jointly and severally agree to defend, indemnify and hold harmless Buyer (for itself and as trustee for the Target Companies, and their successors and assigns) (individually, a “Buyer Indemnitee”, and collectively, the “Buyer Indemnitees”) against and in respect of:

(a)           any and all losses, damages, deficiencies or other liabilities the subject of a final determination of a court of law or agreement, compromise or settlement (“Losses”) caused by, resulting or arising from or otherwise relating to:

(i)            any failure by Asset Seller or Selling Shareholders to perform or otherwise fulfill or comply with any undertaking or other agreement or obligation hereunder or under any Ancillary Agreement to be performed, fulfilled or otherwise complied with by Asset Seller or Selling Shareholders before, on or after the Closing;

(ii)           the inaccuracy or breach of any of the representations or warranties of Asset Seller or Selling Shareholders made in this Agreement and or under any Ancillary Agreement, provided that a claim or demand for such indemnification is asserted prior to any date upon which such representation or warranty expires pursuant to Section 11.01;

(iii)          obligations or claims caused by or arising under, whether before or after the Closing, the Excluded Assets;

(iv)          obligations or claims caused by or arising under, whether before or after the Closing, the Excluded Liabilities or liabilities retained by the Asset Seller; (v) obligations arising out of any of the matters set forth on Schedule 4.16(vi); and

(vii)         all Taxes due for payment to a Governmental Body prior to the Closing Date (including any Taxes not yet due for payment but which have accrued in respect of or arising from Ongoing Liabilities paid,  discharged or released by the Target Companies or to be paid,  discharged or released by the Target Companies); and

(b)           any and all actions, suits, proceedings, reasonable amounts paid in settlement, assessments, judgments, reasonable costs and expenses (collectively, “Costs”; Costs and Losses together shall hereinafter be referred to collectively as “Damages”), including reasonable attorneys’ fees (incurred by Buyer or Holding in connection with any action, suit, proceeding or claim against Selling Shareholders or Asset Seller hereunder), incidental to any of the foregoing or such indemnification; provided, however, that if any Damages shall be asserted against a Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Asset Seller and Selling Shareholders thereof within a reasonable period of time after assertion thereof although failure to do so shall not affect the right to indemnification except to the extent of actual prejudice.   The amount of any indemnification pursuant to this Section 11.02 shall be increased so that the amount received after payment of federal, state and local taxes imposed thereon equals the amount of such Damages.

11.03       Indemnification of Selling Shareholders and Asset Seller.  Buyer agrees to defend, indemnify and hold harmless Selling Shareholders and Asset Seller and their successors and assigns (individually, a “Seller Indemnitee”, and collectively, the “Seller Indemnitees”), against and in respect of:

(a)           any and all Losses caused by, resulting or arising from or otherwise relating to:

(i)            any failure of Buyer to perform or otherwise fulfill or comply with any undertaking or other agreement or obligation hereunder or under any Ancillary Agreement to be performed, fulfilled or otherwise complied with by Buyer before, on or after the Closing;

(ii)           the inaccuracy or breach of any of the representations or warranties made by Buyer or Holding in this Agreement or under any Ancillary Agreement, provided that a claim or demand for such indemnification is asserted prior to any date upon which such representation or warranty expires pursuant to Section 11.01; or

(iii)          obligations or claims arising from the Purchased Liabilities; and

(b)           any and all Damages, including reasonable attorneys’ fees (whether or not incurred by Asset Seller or Selling Shareholders in connection with any action, suit, proceeding or claim against the Buyer or Holding hereunder), incidental to any of the foregoing or such indemnification; provided, however, that if any Damages shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof although failure to do so shall not affect the right to indemnification except to the extent of actual prejudice.    The amount of any indemnification pursuant to this Section 11.03 shall be increased so that the amount received after payment of federal, state and local taxes imposed thereon equals the amount of such Damages.

11.04       Undertakings.  Prior to the assertion of any claims for indemnification under this Agreement, the indemnified party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages; provided, however,  if such mitigation will result in costs or expenses to the indemnified party, the indemnified party is obligated to mitigate only if the indemnifying party is told in writing of such costs and agrees to pay such costs and expenses in advance of their being incurred.

11.05       Certain Limitations.  The liability of Asset Seller, Selling Shareholders or Buyer for claims under this Agreement shall be limited by the following:

(a)           No claim or claims shall be asserted by a Seller Indemnitee or Buyer Indemnitee pursuant to the provisions of this Article 11 (other than a claim pursuant to clause 2.05A), unless and until the amount of such Damages exceeds $50,000 (Australian) in the aggregate, whereupon such Buyer Indemnitee or Seller Indemnitee shall be entitled to assert one or more claims hereunder for the full amount of its Damages as to which such claim or claims are asserted, including the first $50,000 (Australian).  Notwithstanding the foregoing, indemnification for Damages pursuant to the Excluded Matters and the matters described in clauses (iii) through (viii) of Section 11.02(a) and clauses (iii) of Section 11.03(a) shall be provided from first dollar without a threshold.

(b)           The parties hereto agree that Buyer may set off Damages against Earn-Out Payments and payments under Section 2.05A(c)(ii).

(c)           The parties hereto agree that if this Agreement terminates prior to Closing for any reason, each party must bear its own costs of negotiating this Agreement and all investigations and due diligence relating to this Agreement, and in no circumstances can any party claim damages for loss of profit or other consequential damages from any other party.

(d)           The Buyer will not be entitled to make any claim in respect of, and acknowledges the warranties in Section 4 and 5 are given subject to, all matters in relation to which the Buyer  (including its directors, employees and consultants) has actual knowledge at or prior to the signing of this Agreement that the warranties have been breached.  The Buyer must notify the Selling Shareholders if it has actual knowledge of any matter which is a breach of warranty by the Selling Shareholders or Asset Seller at the date of this Agreement.

11.06       Limitation of Liability of Selling Shareholders and Asset Seller

(a)           The Selling Shareholders, Asset Seller and Affiliates maximum liability to Holding and the Buyer Indemnitees in relation to Damages in respect of the Core Warranties is the aggregate of $22,000,000 (Australian) and the value of the Holding Common Stock from time to time (if any), Retained Purchase Price (if any), Earn-Out Payments and payments under Section 2.05A(c)(ii), provided always that (subject to Section 11.06(b)) the maximum liability of the Selling Shareholders, Asset Seller and Affiliates for all claims under this Agreement (including in relation to the Core Warranties) cannot exceed $25,000,000 (Australian).

(b)           Subject to Section 11.06(c), the Selling Shareholders, Asset Seller or their Affiliates maximum aggregate liability to Holding and the Buyer Indemnitees in respect of any claim under this Agreement (including for the avoidance of doubt any claim under Section 2.05A) other than as set out in Section 11.06(a) is limited to the value of the Restricted Shares from time to time (if any), Retained Purchase Price (if any), Earn-Out Payments and payments under Section 2.05A(c)(ii).

(c)           The Selling Shareholders, Asset Seller or their Affiliates maximum aggregate liability to Holding and the Buyer Indemnitees in respect of any claim under Section 4.10 of this Agreement is limited to the greater of:

(i)            the amount determined under Section 11.06(b) from time to time less any deductions made from the Retained Amount; and

(ii)           $2,680,000 (Australian) less the aggregate of (1) the value of the Restricted Shares (if any), Retained Purchase Price (if any), Earn-Out Payments and payments under Section 2.05A(c)(ii) of this Agreement; and (2) any deductions made from the Retained Amount.

(d)           Notwithstanding any other clause of this Agreement, the Selling Shareholders, Asset Seller or their Affiliates maximum aggregate liability to Holding and the Buyer Indemnities in respect of any claim described in Sections 11.06(b) and 11.06(c) is the amount determined under Section 11.06(c).

(e)           Notwithstanding clause 2.06(a) and (b) the Selling Shareholders and Asset Seller agree that the Restricted Shares shall be retained by Buyer’s Australian Lawyers under the Escrow Agreement until the third anniversary of Closing and that Buyer’s Australian Lawyers will be entitled to release to Buyer some or all of the Restricted Shares to satisfy a Debt of Selling Shareholder or Asset Seller to Buyer under this Agreement based on the market value of the Restricted Shares at the date of the release of the Restricted Shares to the Buyer.

(f)            The Earn-Out Payments and any payments pursuant to Section 2.05A(c)(ii) to a maximum of $2,000,000 (Australian) and the Retained Purchase Price (if any) (together called the “Retained Amount”) must be held in the trust account of the Buyer’s Australian Lawyers in an interest bearing account.  The Selling Shareholders shall be presently entitled to any such income earned and:

(i)                                           the Selling Shareholders shall be entitled (in the same proportion as their entitlement to the Purchase Price) to be paid an amount equal to 48.5% of the interest earned (less bank charges)  promptly following 30 June in each year whilst there is a credit balance in the interest bearing account (and the Selling Shareholders irrevocably direct that such sum be paid to the Sellers’ Representative as agent for and on behalf of the Selling Shareholders); and

(ii)                                        the balance of the interest earned on the interest bearing account must be reinvested.

 The Selling Shareholders will be jointly liable to reimburse Buyer’s Australian Lawyers for any tax payable on the Retained Amount in the trust account, and the Buyer’s Australian Lawyers shall debit the Retained Amount for any such tax or bank costs attributable to the interest on the Retained Amount. Each of the Selling Shareholders, Asset Seller and the Buyer must deliver to the Buyer’s Australian Lawyers, notice of its tax file number.  The Buyer’s Australian Lawyers must hold the Retained Amount and each party irrevocably authorizes the Buyer’s Australian Lawyers to release all or part of the Retained Amount and all interest accruing thereon:

(i)            to the Buyer upon receipt of one or more written requests (which annexes written evidence of the Debt) to release all or part of the amount to pay a Debt; or

(ii)           to the Selling Shareholders in the proportions set out in Schedule 3.04 on the third anniversary of Closing, if on that date.

(A)          no Debt is due to the Buyer;

(B)           there is no claim or demand which has been asserted against the Selling Shareholders or Asset Seller which remains unsatisfied or not dismissed and in relation to which the Buyer has commenced proceedings against the Selling Shareholders or Asset Seller;  and

(C)           Selling Shareholders have not previously incurred any liability or obligations under Section 2.05A(a).

(g)           If on the third anniversary of Closing, there is a claim or demand referred to in Section 11.06(f)(ii)(B) or Selling Shareholders have incurred any liability or obligations prior to that date under Section 2.05A(a), then the parties irrevocably authorize the Buyer’s Australian lawyers to release to the Selling Shareholders and the Asset Seller that part of the Retained Amount (and all interest accruing on that part) equal to the difference between:

(i)            the amount standing to the credit of the trust account on the third anniversary of Closing; and

(ii)           the aggregate of: (1) the maximum amounts claimed or demanded under Section 11.06(f)(ii)(B); and (2) an amount equal to two thirds of the total liability or obligations incurred by the Selling Shareholders under Section 2.05A(a) prior to the third anniversary of Closing.

(h)           The parties irrevocably authorize the Buyer’s Australian Lawyer to release the Retained Amount to the Selling Shareholders in the proportions set out in Schedule 3.04 on the fifth anniversary of Closing (and all interest accruing on that part) if on that date:

(i)            no Debt is due to the Buyer; and

(ii)           there is no claim or demand which has been asserted against the Selling Shareholders or Asset Seller under Section 2.05A which remains unsatisfied or not dismissed and in relation to which the Buyer has commenced proceedings against the Selling Shareholders or Asset Seller.

(i)            If on the fifth anniversary of Closing, there is a claim or demand referred to in Section 11.06(h)(ii), then the parties irrevocably authorize the Buyer’s Australian Lawyer to release to the Selling Shareholders that part of the Retained Amount (and all interest arising on that part) equal to the difference between:

(i)            the amount standing to the credit of the trust account on the fifth anniversary of Closing; and

(ii)           the aggregate of the maximum amounts claimed or demanded under Section 11.06(h)(ii).

(j)            The parties irrevocably authorize the Buyer’s Australian Lawyer to release to the Selling Shareholders following determination (under an award of a court of competent jurisdiction or arising from a compromise, agreement or settlement between the parties as agreed in writing between Buyer’s Representative and Seller’s Representative) of a claim or demand described in Section 11.06(f)(ii)(B) or Section 11.06(i)(ii) that part of the Retained Amount (and all interest arising on that part) equal to the difference between:

(i)            the amount claimed or demanded under Section 11.06(f)(ii)(B) or Section 11.06(i)(ii) (as applicable) in relation to that claim or demand; and

(ii)           any amount released to the Buyer to pay a Debt in relation to that claim or demand.

11.07 Survival.  Notwithstanding anything herein to the contrary, this Article 11 shall survive termination of this Agreement without limitation.

ARTICLE 12

GUARANTEE AND INDEMNITY

12.01       Guarantee.  In consideration of Selling Shareholders and Asset Seller entering into this Agreement, Holding guarantees to Selling Shareholders and Asset Seller the due and punctual performance of all the obligations of Buyer under this Agreement.

12.02       Separate and Principal Obligations.  The obligations of Holding under this clause are direct, primary and unconditional liabilities to pay on demand to Selling Shareholders and Asset Seller any sum or sums which Buyer may be or become liable to pay under this Agreement without the need for any claim or recourse on the part of Selling Shareholders and Asset Seller against Buyer.

12.03       Obligations of Guarantor Unaffected.  The obligations of Holding under this guarantee and indemnity will not be affected in any way by any act, omission, matter or thing which except for this provision might operate to release it from its obligations under this clause.

12.04       Indemnity.  As a separate and alternative obligation, any amount not paid by, Holding under this clause on the basis of a guarantee is recoverable from Holding on the basis of an indemnity.

ARTICLE 13

MISCELLANEOUS

13.01       Expenses and Fees.  Each of the parties hereto shall pay its own expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.  No party hereto has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, and each agrees to indemnify the other against any contrary assertion by any Person.  Buyer must pay all stamp duty and similar tax levied on this Agreement (including any stamp duty payable in respect to the transfer of the Purchased Assets) and the transactions contemplated by this Agreement.

13.02       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties hereto.

13.03       Amendments.  This Agreement may not be amended or modified other than by a writing executed by Buyer Asset Seller and Selling Shareholder.

13.04       Notices.  All notices, requests, demands or other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally or sent by telecopier or facsimile machine to the persons identified below, or five Business Days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows, or one Business Day after mailing by overnight courier, addressed as follows:

(a)           if to Asset Seller or Selling Shareholders:

Douglas Robin Young

PO Box 1459

MOOLOOLABA   QLD  4557

Telephone:  (07) 5452 6135

Facsimile:   (07) 5452 6022

with a copy to:

Robin Lonergan

Macrossans Lawyers

GPO Box 2763

BRISBANE  QLD   4000

Telephone:  (07) 3292 9777

Facsimile:   (07) 3292 9799

(b)           if to Buyer:

William H. Channell, Jr.

Channell Commercial Corporation

26040 Ynez Road

Temecula, California 92591

Telephone:  (909) 719-2600

Facsimile:   (909) 296-2322

with a copy to:

Rodney Stone
Baker & McKenzie
50 Bridge Street
Sydney NSW 2000
Telephone:  (612) 9225 0201
Facsimile:   (612) 9225 1595

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.04.

13.05       Headings, Exhibits and Disclosure Schedule.  The headings contained in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

13.06       Construction.  The parties acknowledge that they have participated jointly in the negotiating and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

13.07       Severability.  Any term or provision of this Agreement that shall be held invalid, illegal or unenforceable in any respect shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

13.08       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the New South Wales, Australia, without regard to principles of conflicts of law.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of New South Wales.

13.09       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

13.10       Entire Agreement.  This Agreement and the Ancillary Agreements contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

ARTICLE 14

EXPERT REVIEW

14.01       Dispute

(a)           Within 30 days of notification to the Selling Shareholders of the amount of any Earn-Out Payments and any amount determined to be paid by any party pursuant to Section 2.05A (“Future Amounts Determination”), the Sellers’ Representative on behalf of the Selling Shareholders may dispute the determination of the amounts to be paid by issuing a notification in writing to the Buyer (“Section 14 Dispute Notice”).

(b)           The Future Amounts Determination provided to the Selling Shareholders will be final and binding on the parties if:

(i)                                     the Sellers’ Representative does not issue a Section 14 Dispute Notice within the required period; or

(ii)                                  a Section 14 Dispute Notice is issued and the dispute is resolved by the Buyer and the Sellers’ Representative by agreement in writing (subject to the terms of that agreement).

14.02       Buyer’s obligation to disclose

The Buyer must make available to the Sellers’ Representative and the Seller’s Accountant all books, records and accounts required to enable the Selling Shareholders to verify the amount and calculation of the Future Amounts Determination.

14.03       Dispute Resolution

(a)           If a Section 14 Dispute Notice is issued under Section 14.01 the Sellers’ Representative and the Buyer must use their best efforts in good faith to resolve the dispute.

(i)            If the dispute is not resolved within 10 Business Days of the issue of the Section 14 Dispute Notice, the matters in dispute must be promptly referred by the party which issued the Section 14 Dispute Notice to the Expert appointed under Section 14.04.

(ii)           The Expert must be requested to resolve any matter in dispute within 20 Business Days of his or her appointment by:

(A)                                             applying any principles set out in this Agreement relating to the matters in dispute;

(B)                                            having regard to any written submissions that the parties or their representatives put before them within 10 Business Days of his or her appointment;

(C)                                            making any enquiries or inspections as they in their absolute discretion consider necessary;

(iii)          (unless all the parties otherwise direct in writing) to decide the correct amount for the amount of any Earn-Out Payments, Cumulative Payments, Excess Payments and any amount determined to be paid by any party pursuant to Section 2.05A (as the case may be).

(iv)          The decision of the Expert as to the matter in dispute will, in the absence of manifest error, be final and binding on the parties and the amount determined by the Expert under Section 14.03(a)(ii) must be promptly paid by the person liable for it.

(v)           The Expert will act as expert and not as arbitrator.

(vi)          The costs of the Expert will be borne by the parties in accordance with the Expert’s determination.

14.04       Selection of Expert

The Expert must be a partner in KPMG  (or if KPMG is Holdings or Buyer’s auditor at that date, a partner in PricewaterhouseCoopers) and must be selected by:

(a)           agreement between the Buyer and the Sellers’ Representative within 5 Business Days after the end of the 10 Business Day period referred to in Section 14.03(a)(i); and

(b)           if the parties fail to agree, the President for the time being of the Institute of Chartered Accountants of Australia on the application of the party which issued the Dispute Notice.

ARTICLE 15

THIRD PARTY CLAIMS (TAX)

15.01       Notice of Tax Claim.  Within 20 Business Days of receiving any claim or demand or being served with any legal proceedings which may reasonably be expected to lead to liability on the part of the Selling Shareholders, Asset Seller or Affiliates under any Tax Claim, the Buyer must give written notice to the Sellers’ Representative setting out full details of the Tax Claim.

15.02       Buyer’s Obligations.  After receiving a notice from the Buyer under Section15.01 and subject to Section15.06, the Sellers’ Representatives may require the Buyer to:

(a)           appoint or procure the relevant Target Company to appoint the Sellers’ Representative to take any action on behalf of the Buyer or the Target Company to avoid contest, compromise or defend proceedings which may lead to loss on the part of the Buyers or a Target Company under any Tax Claim; or

(b)           take or ensure that a Target Company takes any action the Sellers’ Representative reasonably requires to avoid, contest, compromise or defend any claim, demand or legal proceedings which may lead to loss on the part of the Buyers or a Target Company under any Tax Claim.

15.03       Buyer’s Assistance.  The Buyer must provide and must ensure that each Target Company provides any assistance the Sellers’ Representative reasonably requires to avoid, contest, compromise or defend any claim, demand or legal proceedings which may lead to loss on the part of the Buyer or a Target Company under any Tax Claim including, but not limited to:

(a)           providing witnesses and documentary or other evidence; and

(b)           allowing the Sellers’ Representative and his legal advisers to inspect and take copies of all relevant books, records, files and documents.

15.04       Reports to Seller’s Representative.  The Buyer must (or must procure a Target Company to) at reasonable intervals (and so as to keep the Sellers’ Representative fully informed) provide the Sellers’ Representative with written reports concerning the Tax Proceedings, including copies of any correspondence or documents provided to any third parties (other than documents that are subject to legal professional privilege to which the Buyers (or Target Company) will give the Sellers’ Representatives access in any manner which enables the protection of that privilege) in relation to the Tax Proceedings.

15.05       No Compromise.  The Buyer must not allow any Target Company to accept, compromise or pay any claim or demand or agree to arbitrate, compromise or settle any legal proceedings which may lead to liability on the part of the Selling Shareholders, Asset Seller or Affiliates under any Tax Claim under this Agreement without the prior written approval of the Sellers’ Representative (not to be unreasonably withheld or delayed), except as reasonably required to prevent an event of default (however described and including the expiry of any grace period) under any funding arrangement entered into by the Buyer or a Target Company and which potential event of default has been notified in writing to the Sellers’ Representative, or to prevent enforcement of a judgment against the Buyer or a Target Company.

15.06       No Obligation on Buyer.  The Buyer is not obliged to take or provide (nor procure any Target Company to procure or provide) any action or assistance under Section 15.02, 15.03 or 15.05 if:

(a)           the relevant conduct of the Sellers’ Representative or the Selling Shareholders or the Asset Seller would, in the opinion of the Buyer acting reasonably, cause or be likely to cause a director of a Target Company to breach a duty owed by that person as such a director; or

(b)           the Buyer obtains from a Senior Counsel practicing at the NSW bar a legal opinion that the proposed conduct or directions of the Sellers’ Representative in avoiding, contesting compromising, or defending the Tax Claim, demand or legal proceedings does not have a reasonable prospect of success.

(c)           if the Sellers’ Representative, when requested by the Buyer to provide such approval, fails to acknowledge to the Buyer on behalf of the Selling Shareholders and the Asset Seller that the warranty contained in Section 4.10 and the indemnity under Section 11.02 under this Agreement applies in respect of the Tax Claim and that the Buyer for itself or on behalf of the Target Companies may deduct, or may direct the Buyer’s Australian Lawyers to deduct, from the Retained Amount any amount properly expended or incurred by it in respect of such Tax Claim.

ARTICLE 16

CLOSING ACCOUNTS AND DETERMINATION OF SHARE PURCHASE PRICE

16.01       Closing statement.  Within 45 days of Closing, the Buyer must prepare the Closing Statement and provide copies to the Sellers’ Representative.  The Buyer is to bear all costs in relation to the preparation of the Closing Statement.

16.02       Review by Sellers’ Representative of Closing Statement.

(a)                                 The Buyer must make available to the Sellers’ Representative and the Sellers’ Accountant all books, records, accounts and calculations to verify the amounts and calculations contained in Closing Statement (including all financial statements, records and papers of each Target Company used in preparing the Closing Statement and the Closing Accounts).

(b)                                As part of the Sellers’ Representative’s review the Sellers’ Representative or the Sellers’ Accountant is entitled to conduct any audit and/or other verification procedures it decides are necessary (at its costs) so that the Sellers’ Representative can determine whether it accepts the Closing Statement.

16.03       Notification of disputes on Closing Statement.

(a)                                 Within 30 days after receipt of the Closing Statement, the Sellers’ Representative on behalf of the Selling Shareholders may dispute the determination of the Closing Statement (including the Closing Accounts) by notification to the Buyer (“Section 16 Dispute Notice”).

(b)                                The Closing Statement provided to the Sellers’ Representative under Section 16.01 will (subject to the terms of any agreement in writing) be final and binding on the parties (including without limitation the Buyer and the Selling Shareholders) in the calculation of the Share Purchase Price if:

(i)                                     the Sellers’ Representative does not issue a Section 16 Dispute Notice within the required period; or

(ii)                                  a Section 16 Dispute Notice is issued and the dispute is resolved by the Buyer and the Sellers’ Representative by agreement in writing (subject to the terms of that agreement).

16.04       Dispute Resolution.

(a)                                 If a Section 16 Dispute Notice is issued the Sellers’ Representative and the Buyer must use their best efforts in good faith to resolve the dispute.

(b)                                If the dispute is not resolved within 10 Business Days, the matters in dispute must be promptly referred by the party which issued the Section 16 Dispute Notice to the Expert appointed under Section 16.05.

(c)           The Expert must be requested to:

(i)                                     resolve any matter in dispute within 20 Business Days of her or her appointment by:

(A)                  applying the Sellers’ Accounting Principles except to the extent provided otherwise under paragraphs [    ](inclusive) in the definition of “Closing Accounts” and any principles set out in this Agreement relating to the matters in dispute;

(B)                    having regard to any written submissions that the parties or their representatives put before them within 10 Business Days of his or her appointment;

(C)                    making any enquiries or inspections as they in their absolute discretion consider necessary; and

(ii)                                  (unless all the parties otherwise direct in writing) decide the form and content of the Closing Accounts and the Closing Statement.

(d)                                The decision of the Expert as to the matter in dispute and the form and content of the Closing Accounts and the Closing Statement will, in the absence of manifest error, be final and binding on the parties.

(e)           The Expert will act as expert and not as arbitrator.

(f)                                   The costs of the Expert will be borne by the parties in accordance with the Expert’s determination.

16.05       Selection of an Expert.

The Expert must be a partner in KPMG (or if KPMG is Holdings or Buyer’s auditor at that date, a partner in PricewaterhouseCoopers) and must be selected by:

(a)                                 agreement between the Buyer and the Sellers’ Representative within 5 Business Days after the end of the10 Business Day period referred to in Section 16.04(b); or

(b)                                if the parties fail to agree, the President for the time being of the Institute of Chartered Accountants of Australia on the application of the party which issued the Section 16 Dispute Notice.

16.06       Adjustment.

On the Deferred Payment Date:

(a)                                 if the Share Purchase Price Adjustment is positive, the Buyer must pay to the Selling Shareholders an amount equal to the Share Purchase Price Adjustment as an increase to the Share Purchase Price; and

(b)                                 if the Share Purchase Price Adjustment is negative, the Selling Shareholders must pay to the Buyer an amount equal to the Share Purchase Price Adjustment as a decrease to the Share Purchase Price.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AUSTRALIA’S BUSHMAN TANKS PTY LTD ACN 010 928 168

By:

Title:

LENBRIDGE GRANGE PTY LTD ACN 086 149 439

By:

Title:

LOKAN NOMINEES PTY LTD ACN 074 849 160

By:

Title:

BELSIASUN PTY LTD ACN 057 742 391

By:

Title:

ELCARVA PTY LTD ACN 057 742 533

By:

Title:

DOUGLAS ROBIN YOUNG

By:

RICHARD JAMES YOUNG

By:

CHANNELL COMMERCIAL CORPORATION

By:

Title:

CHANNELL BUSHMANS PTY LTD
ACN 109 821 614

By:

Title: